Exhibit-99.(A)(1)(I)

                    INTEGRA LIFESCIENCES HOLDINGS CORPORATION

                                OFFER TO EXCHANGE

            2 1/2% CONTINGENT CONVERTIBLE SUBORDINATED NOTES DUE 2008

                           FOR ANY AND ALL OUTSTANDING

            2 1/2% CONTINGENT CONVERTIBLE SUBORDINATED NOTES DUE 2008

                      (CUSIP NOS. 457985AA7 AND 457985AB5)

THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 14, 2006, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE "EXPIRATION DATE"). HOLDERS OF OLD NOTES MUST TENDER, AND NOT WITHDRAW, THEIR OLD NOTES PRIOR TO THE EXPIRATION DATE TO BE ELIGIBLE TO EXCHANGE THEIR OLD NOTES FOR NEW NOTES (AS DESCRIBED BELOW).

        Integra LifeSciences Holdings Corporation, a Delaware corporation ("Integra" or the "Company"), hereby offers (i) to exchange $1,000 in principal amount of 2 1/2% Contingent Convertible Subordinated Notes due 2008 (the "New Notes") and (ii) a one time cash payment (an "Exchange Fee") equal to $2.50 for each $1,000 in principal amount of our outstanding 2 1/2% Contingent Convertible Subordinated Notes due 2008 (the "Old Notes" and together with the New Notes, the "Notes") that is properly tendered and accepted for exchange upon the terms and subject to the conditions set forth in this Offer to Exchange (the "Offer to Exchange") and in the related Letter of Transmittal (the "Letter of Transmittal"). The offer to exchange the Notes (including the payment of an Exchange Fee) pursuant to this Offer to Exchange is referred to herein as an "Offer." The Offer is contingent upon the tender or exchange of at least 50% of the principal amount of Old Notes outstanding and the satisfaction of certain other conditions.

        The Offer will expire at 5:00 p.m., New York City time, on August 14, 2006 unless extended by the Company and subject to the right of the Company, in its sole discretion, subject to applicable law, to terminate, withdraw or amend the Offer at any time as discussed below. Any extension of the Offer will be announced by press release no later than 9:00 a.m. New York City time, on the next New York Stock Exchange trading day after the previously scheduled Expiration Date.

        The terms of the New Notes are substantially similar to the terms of the Old Notes, except the New Notes will have a net share settlement mechanism, as described below in more detail.

        Subject to the terms of the Offer and upon satisfaction or waiver of the conditions thereto, the Old Notes will be exchanged in the manner described in this Offer to Exchange. Any amendment to the terms of the Offer will be made by press release not later than 10 business days prior to the Expiration Date.

        Our common stock is quoted on the Nasdaq Global Select Market under the symbol "IART." On July 12, 2006, the last reported bid price for our common stock was $37.96 per share.

        THE OFFER IS DESCRIBED IN DETAIL IN THIS OFFER TO EXCHANGE, AND WE URGE YOU TO READ IT CAREFULLY, INCLUDING THE SECTION TITLED "RISK FACTORS," BEGINNING ON PAGE 14 OF THIS OFFER TO EXCHANGE, FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU DECIDE TO PARTICIPATE IN THE OFFER.

        NEITHER INTEGRA'S BOARD OF DIRECTORS NOR ANY OTHER PERSON IS MAKING ANY RECOMMENDATION AS TO WHETHER YOU SHOULD CHOOSE TO TENDER AND EXCHANGE YOUR OLD NOTES FOR NEW NOTES AND NO ONE HAS BEEN AUTHORIZED TO MAKE SUCH A
RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR OLD NOTES, AND, IF SO, THE PRINCIPAL AMOUNT OF OLD NOTES TO TENDER.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS OFFER TO EXCHANGE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS OFFER TO EXCHANGE. THE CONTENTS OF ANY WEBSITES REFERRED TO IN THIS OFFER TO EXCHANGE ARE NOT PART OF THIS OFFER TO EXCHANGE.

        THIS OFFER TO EXCHANGE DOES NOT CONSTITUTE AN OFFER TO EXCHANGE IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON WHO, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE SECURITIES OR "BLUE SKY" LAWS. THE DELIVERY OF THIS OFFER TO EXCHANGE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR ANY ATTACHMENTS HERETO NOR IN THE AFFAIRS OF THE COMPANY OR ANY OF ITS AFFILIATES SINCE THE DATE HEREOF.

        IN MAKING A DECISION IN CONNECTION WITH THE OFFER, YOU MUST RELY ON YOUR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED. YOU SHOULD NOT CONSTRUE THE CONTENTS OF THIS OFFER TO EXCHANGE AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. YOU SHOULD CONSULT WITH YOUR OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS OFFER TO EXCHANGE AND THE OFFER CONTEMPLATED HEREBY.

        WE ARE RELYING ON SECTION 3(a)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), TO EXEMPT THE OFFER FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT WITH RESPECT TO THE EXCHANGE OF THE NEW NOTES FOR THE OLD NOTES. WE ARE ALSO RELYING ON SECTIONS 18(a) AND 18(b)(4)(C) OF THE SECURITIES ACT TO EXEMPT THE OFFER FROM STATE SECURITIES LAW REQUIREMENTS. WE HAVE NOT FILED A REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR ANY OTHER FEDERAL OR STATE SECURITIES LAWS WITH RESPECT TO THE NEW NOTES THAT MAY BE DEEMED TO BE OFFERED BY VIRTUE OF THIS OFFER.

        GENERALLY, THE SECURITIES ACT PROHIBITS THE OFFER OF SECURITIES TO THE PUBLIC UNLESS A REGISTRATION STATEMENT HAS BEEN FILED WITH THE SEC, AND THE SALE OF SECURITIES UNTIL SUCH REGISTRATION STATEMENT HAS BEEN DECLARED EFFECTIVE BY THE SEC, UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE OFFER CONSTITUTES AN "OFFER" OF SECURITIES UNDER THE SECURITIES ACT. HOWEVER, WE ARE AVAILING OURSELVES OF SECTION 3(a)(9) OF THE SECURITIES ACT WHICH PROVIDES AN EXEMPTION FROM REGISTRATION FOR EXCHANGES OF SECURITIES BY THE ISSUER WITH ITS EXISTING NOTEHOLDERS EXCLUSIVELY WHERE NO COMMISSION OR OTHER REMUNERATION IS PAID OR GIVEN DIRECTLY OR INDIRECTLY FOR SOLICITING SUCH EXCHANGE. ACCORDINGLY, NO REGISTRATION STATEMENT IS BEING FILED WITH THE SEC WITH RESPECT TO THE OFFER.

        WE HAVE NEVERTHELESS PREPARED THIS OFFER TO EXCHANGE WHICH CONTAINS SUBSTANTIALLY THE SAME INFORMATION THAT WOULD BE REQUIRED FOR A REGISTRATION STATEMENT AND ARE DISTRIBUTING THIS OFFER TO EXCHANGE TO THE HOLDERS OF OLD NOTES.

        Any questions or requests for assistance concerning the Offer may be directed to Georgeson Inc. (referred to herein as the "Information Agent") at the address and telephone number set forth on the back cover of this Offer to Exchange. Requests for additional copies of this Offer to Exchange, the Letter of Transmittal or any other related documents may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Exchange. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                                 Georgeson Inc.
                          17 State Street - 10th Floor
                               New York, NY 10004
                     Banks and Brokers Call: (212) 440-9800
                    All Others Call Toll Free: (866) 482-4943






July 17, 2006

THIS OFFER TO EXCHANGE INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT THE COMPANY THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION MAY BE READ AND COPIED AT THE SEC'S PUBLIC REFERENCES ROOMS AT 100 F. STREET, N.E., WASHINGTON, D.C. 20549 AND IN NEW YORK, NEW YORK AND CHICAGO, ILLINOIS. PLEASE CALL THE SEC AT 1-800-SEC-0330 FOR FURTHER INFORMATION ON THE PUBLIC REFERENCE ROOMS. THE SEC ALSO MAINTAINS AN INTERNET SITE AT HTTP://WWW.SEC.GOV THAT CONTAINS CERTAIN INFORMATION FILED BY THE COMPANY ELECTRONICALLY WITH THE SEC.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Offer to Exchange includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

        These forward-looking statements are subject to numerous assumptions, risks and uncertainties including, among other things:

        o general economic and business conditions, both nationally and in our international markets;

        o our expectations and estimates concerning future financial performance, financing plans and the impact of competition;

        o  anticipated trends in our business;

        o  existing and future regulations affecting our business;

        o our ability to obtain additional debt and equity financing to fund capital expenditures and working capital requirements and acquisitions;

        o physicians' willingness to adopt our recently launched and planned products, third-party payors' willingness to provide reimbursement for these products and our ability to secure regulatory approval for products in development;

        o our ability to protect our intellectual property, including trade secrets;

        o our ability to complete acquisitions, integrate operations post-acquisition and maintain relationships with customers of acquired entities;

        o  work stoppages at our facilities; and

        o other risk factors described in the section entitled "Risk Factors" in this Offer to Exchange.

        You can identify these forward-looking statements by forward-looking words such as believe, may, could, will, estimate, continue, anticipate, intend, seek, plan, expect, should, would and similar expressions.

        In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Offer to Exchange may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

        These risks and uncertainties, as well as others, are discussed in greater detail in our other filings with the SEC, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. You should read carefully the section of this Offer to Exchange under the heading "Risk Factors" beginning on page 14.

                                     SUMMARY

        THE FOLLOWING SUMMARY IS PROVIDED FOR YOUR CONVENIENCE. IT HIGHLIGHTS MATERIAL INFORMATION IN THIS OFFER TO EXCHANGE AND THE RELATED LETTER OF TRANSMITTAL, BUT DOES NOT DESCRIBE ALL OF THE DETAILS OF THE OFFER. HOLDERS ARE URGED TO READ THE MORE DETAILED INFORMATION SET FORTH IN THIS OFFER TO EXCHANGE AND IN THE RELATED LETTER OF TRANSMITTAL BEFORE DECIDING WHETHER TO TENDER OLD NOTES.

        The Company has commenced the Offer to exchange $1,000 in principal amount of New Notes and an Exchange Fee for each $1,000 in principal amount of our outstanding Old Notes, that is properly tendered and accepted for exchange upon the terms and subject to the conditions described below. For the convenience of the holders of Old Notes, the Offer is summarized below. This summary is qualified in its entirety by reference to the terms of the Offer described more fully in this Offer to Exchange and in the related Letter of Transmittal.

        IF YOU HAVE QUESTIONS, PLEASE CALL THE INFORMATION AGENT AT ITS TELEPHONE NUMBER ON THE BACK COVER OF THIS OFFER TO EXCHANGE.


Reasons for the Offer..........  Because of accounting changes that would otherwise require Integra to include the shares of common stock issuable upon conversion of the Old Notes in its earnings per share calculations, Integra is offering to exchange Old Notes for New Notes with a net share settlement mechanism. The net share settlement provisions being introduced in the New Notes will allow Integra to substitute cash for the principal value portion of the conversion value due holders of the New Notes, thereby reducing the number of shares of common stock issued upon such conversions of the New Notes. In addition, the requirement that Integra pay in cash the purchase price to holders upon redemption by the holders in connection with the occurrence of certain events will eliminate Integra's option of using shares to pay the purchase price. This will allow Integra to exclude the shares of common stock issuable upon conversion of the Old Notes in its earnings per share calculations.

Expiration Date................  The Offer commenced on July 17, 2006 and will expire at 5:00 p.m., New York City time, on August 14, 2006, unless extended by Integra in its sole discretion (the "Expiration Date"), subject to Integra's right, in its sole discretion and subject to applicable law, to terminate, withdraw or amend such Offer at any time as described in this Offer to Exchange.

Terms of the Exchange..........  Integra is offering to exchange $1,000 in principal amount of New Notes and an Exchange Fee for each $1,000 in principal amount of Old Notes tendered and accepted for exchange. New Notes will be issued in denominations of $1,000 and any integral multiple of $1,000. Holders of Old Notes may tender all, some or none of their Old Notes.

Payment of Interest............  Holders whose Old Notes are exchanged for New
                                 Notes pursuant to the Offer will not be
                                 entitled to any additional interest payments on the Old Notes, and all accrued and unpaid interest from the most recent interest payment date under the Old Notes will roll over to the New Notes.

How to Tender..................  Any beneficial holder desiring to tender Old
                                 Notes pursuant to the Offer should request such beneficial owner's custodian or nominee to effect the transaction for such beneficial owner. Participants in The Depository Trust Company ("DTC") may electronically transmit their acceptance of an Offer by causing DTC to transfer Old Notes to the Exchange Agent in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for transfers. In addition, the Information Agent can answer questions regarding how to tender Old Notes.

Withdrawal Rights..............  Tendered Old Notes may be withdrawn at any time up until 5:00 p.m. on the Expiration Date, or any subsequent date and time to which Integra extends the Offer. See "The Offer to Exchange--Withdrawal of Tenders."

Acceptance of Tendered Notes...  Subject to the terms of the Offer and upon satisfaction or waiver of the conditions
                                 thereto, Integra will accept for exchange and will promptly exchange all Old Notes validly tendered and not withdrawn prior to the Expiration Date. Integra will issue the New Notes promptly after the Expiration Date. Integra will issue New Notes in exchange for Old Notes that are accepted for exchange only after receipt by the Exchange Agent of (i) a timely book-entry confirmation of transfer of Old Notes into the Exchange Agent's DTC account or if the tender is made through an eligible institution, a notice of guaranteed delivery and (ii) a properly completed and executed letter of transmittal or an electronic confirmation pursuant to DTC's Automatic Tender Offer Program. See "The Offer to Exchange--Acceptance of Old Notes and Delivery
                                 of New Notes." Conditions to the Offer......
                                 The Offer is contingent upon the tender of at least 50% of the principal amount of Old Notes outstanding and the satisfaction of certain other conditions. Integra reserves the right to waive any and all conditions to the Offer. See "The Offer to Exchange--Conditions to the Offer."

Amendment to the Offer.........  Integra reserves the right to accept any of the
                                 Old Notes tendered and to otherwise interpret or modify the terms of the Offer, provided that Integra will extend the period during which Old Notes may be tendered or withdrawn as a result of any material amendment or the waiver of a material condition.

Consequences of Not
Exchanging Old Notes...........  If a holder of Old Notes does not tender and exchange for New Notes in the Offer, and to the extent that Old Notes are tendered and accepted for exchange in the Offer, the liquidity of any trading market for Old Notes not tendered for exchange, or tendered and withdrawn, or tendered and not accepted, could be significantly reduced.

Use of Proceeds; Fees and
Expenses of the Offer .........  Integra will not receive any cash proceeds from the Offer. Old Notes that are properly tendered and not withdrawn, and exchanged pursuant to the Offer, will be retired and canceled. Integra estimates, excluding the Exchange Fee, that the total fees and expenses of the Offer, excluding the Exchange Fee, will be approximately $128,000.

Tax Consequences...............  The U.S. federal income tax consequences of the exchange of Old Notes for New Notes are
                                 unclear. The Company will take the position that the exchange of Old Notes for New Notes does not constitute a significant modification of the terms of the Old Notes. Assuming such position is correct, the New Notes will be treated as a continuation of the Old Notes and there should be no U.S. federal income tax consequences to holders who participate in the Offer, except that holders will have to recognize the receipt of the Exchange Fee as ordinary income.

                                 By participating in the Offer, each holder will be deemed to have agreed pursuant to the indenture governing the New Notes to treat the exchange as not constituting a significant modification of the terms of the Old Notes. If, contrary to this position, the exchange of Old Notes for New Notes does constitute a significant modification of the terms of the Old Notes for U.S. federal income tax purposes, the tax consequences to holders could be materially different. For a discussion of the potential tax consequences of the exchange, see "Certain United States Federal Income Tax Consequences."

Deciding Whether to
Participate in the Offer.......  Neither Integra, nor its officers or directors nor any other person makes any recommendation as to whether you should choose to tender and exchange your Old Notes for New Notes and no one has been authorized to make such a recommendation. Holders of Old Notes must make their own decisions as to whether to tender Old Notes, and, if so, the principal amount of Old Notes to tender after reading this Offer to Exchange and the related Letter of Transmittal and consulting with their advisers, if any, based on each holder's financial position and requirements.

Information Agent..............  Georgeson Inc.

Exchange Agent ................  Wells Fargo Bank, National Association.

Risk Factors...................  You should carefully consider the matters described under "Risk Factors," as well as other information set forth in this Offer to

                                 Exchange and in the related Letter of
                                 Transmittal before deciding to participate in the Offer.

                                    NEW NOTES

        The following summary contains basic information about the New Notes and is not intended to be complete. It does not contain all the information that is important to you. For a complete understanding of the New Notes and before you decide whether to tender your Old Notes in the Offer, please refer to the section of this document entitled "Description of New Notes." For purposes of the description of the New Notes included in this Offer to Exchange, references to "the Company," "Integra," "us," "we," and "our" refer only to Integra LifeSciences Holdings Corporation and do not include our subsidiaries.


Issuer.........................  Integra LifeSciences Holdings Corporation.

New Notes Offered..............  Up to $120.0 million in aggregate principal amount of 2 1/2% Contingent Convertible
                                 Subordinated Notes Due 2008.

Maturity.......................  March 15, 2008, unless earlier redeemed, repurchased or converted.

Interest.......................  2 1/2% per year on the principal amount, payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2006.

Contingent Interest............  We will pay contingent interest to the holders of the New Notes on March 15, 2008, if the common stock price on February 15, 2008 is equal to or greater than 110% of the conversion price per share of our common stock in effect on February 15, 2008. The amount of contingent interest payable per $1,000 principal amount of New Notes will equal the sum for each of the twelve month periods ended March 15, 2006, March 15, 2007 and March 15, 2008 of the greater of (x) 0.50% per annum of the principal amount of such New Notes and (y) the aggregate amount of regular cash dividends paid during such period on the number of shares of common stock into which $1,000 principal amount of New Notes is convertible.

Subordination..................  The New Notes will be unsecured, subordinated obligations of the Company. They will rank junior in right of payment to all of the Company's existing and future senior indebtedness (as defined), and rank equally with all of our future subordinated indebtedness. The notes will also be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. Neither we nor our subsidiaries will be restricted under the indenture governing the New Notes from incurring senior debt or other additional indebtedness. See "Description of New Notes--Subordination of Notes."

Conversion Rights..............  You will have the right to convert your New
                                 Notes, in whole or in part, into cash, and if applicable, shares of our common stock at any time prior to maturity at a conversion price of $34.1475 per share, subject to the adjustments described in the description of notes, if:

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


                                 o the last sale price of our common stock on the trading day prior to the conversion date was 110% or more of the conversion price on such trading day;

                                 o we distribute to holders of our common stock certain rights entitling them to purchase common stock at less than the last sale price of our common stock on the day preceding the declaration for such distribution;

                                 o we distribute to holders of our common stock assets, debt, securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last sale price of our common stock on the day preceding the declaration of such distribution; or

                                 o we become a party to a consolidation, merger or sale of all or substantially all of our assets or a change in control occurs pursuant to which our common stock would be converted into cash, stock or other property that is not a common equity interest traded on a national securities exchange or quoted on the Nasdaq Global Select Market or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock, American Depositary Shares or other certificates representing common equity interests.

                                 You may also convert your New Notes into cash, and if applicable, shares of our common stock at any time prior to maturity after any 5 consecutive trading-day period in which the average trading prices for the New Notes for that 5 trading-day period was less than 97% of the average conversion value for the New Notes during that period, however, you may not convert your New Notes if, at the time of the calculation, the closing sale price of shares of our common stock is between the then current conversion price on the notes and 110% of the then current conversion price on the New Notes.


                                 The conversion value of the cash and, if applicable, shares of our common stock per $1,000 principal amount of New Notes converted will equal the product of (a) the conversion rate at the time the New Notes are tendered for conversion and (b) the five-day average closing stock price. The conversion price may be adjusted under certain circumstances. Upon conversion, you will not receive any cash payment representing accrued interest. However, if you submit your New Notes for conversion between the record date for the final interest payment and the opening of business on the final interest payment date, we will pay you the interest for the final interest payment period (including the contingent interest, if any). See "Description of New Notes--Conversion Rights."

Net Share Settlement...........  We are offering to exchange Old Notes for New
                                 Notes with a net share settlement mechanism.
                                 The net share settlement provisions being introduced in the New Notes will allow Integra to substitute cash for the principal value portion of the conversion value due holders of the New Notes, thereby reducing the number of shares of common stock issued upon such conversions of the New Notes.

Optional Redemption............  We may not redeem the New Notes prior to their maturity date.

Purchase of New Notes Upon
Change in Control..............  You may require us to purchase all or a portion of your New Notes at 100% of the principal amount of the New Notes to be purchased plus accrued and unpaid interest, if any, to but excluding the purchase date in cash in certain events involving change in control (as defined). See "Description of New Notes--Purchase of New Notes Upon a Change in Control."

U.S. Federal Income
Tax Consequences...............  Under the indenture governing the Old Notes, we and each holder agreed for U.S. federal income tax purposes to treat the Old Notes as "contingent payment debt instruments" and to be bound by our application of the U.S. Treasury regulations governing contingent payment debt instruments including our determination that the rate at which interest will be deemed to accrue for federal income tax purposes will be 9.702% compounded semi-annually, which is the rate comparable to the rate at which we could have issued, on the date the Old Notes were issued, a non-contingent, non-convertible debt instrument with terms and conditions otherwise comparable to the Old Notes. Similar provisions will be included in the indenture governing the New Notes. Holders of debt instruments subject to the U.S. Treasury regulations governing contingent payment debt instruments are required to accrue interest at the comparable yield at which the issuer could have issued a fixed-rate nonconvertible debt instrument with no contingent payments, but with similar other terms and conditions. Assuming that the exchange of the Old Notes for New Notes does not constitute a significant modification of the terms of the Old Notes, and the New Notes accordingly will be treated as a continuation of the Old Notes for U.S. federal income tax purposes, holders will continue to accrue interest on the New Notes at a rate of 9.702%, compounded semi-annually (subject to certain adjustments). As a result, a U.S. holder may recognize taxable income significantly in excess of cash actually received while New Notes are outstanding. Additionally, a U.S. holder will recognize any gain realized on a sale, exchange, conversion, redemption or repurchase of the New Notes as ordinary income, rather than capital gain. In computing such gain, the amount realized by a U.S. holder will include, in the case of a conversion, the amount of cash and fair market value of any shares received. The application of the contingent payment debt rules is uncertain in various respects. If the agreed upon treatment was successfully challenged by the Internal Revenue Service, it might be determined that, among other differences, a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should not have recognized ordinary income upon a taxable disposition of the New Notes. You should consult your tax advisor concerning the tax consequences of owning the New Notes. For more information, see "Certain United States Federal Income Tax Consequences."

Book-Entry Form................  The New Notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the New Notes will be shown on, and transfers will be affected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market
for the New Notes..............  The New Notes are new securities and there is currently no established market for the New
                                 Notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the New Notes. We do not intend to apply for a listing of the New Notes on any securities or any automated dealer quotation system. Our common stock is quoted on the Nasdaq Global Select Market under the symbol "IART." See "Risk Factors."

                                   THE COMPANY

        Integra is a market leading, innovative medical device company focused on helping the medical professional enhance the standard of care for patients. Integra provides customers with clinically relevant, innovative and cost-effective products that improve the quality of life for patients. We focus on cranial and spinal procedures, peripheral nerve repair, small bone and joint injuries, and the repair and reconstruction of soft tissue.

        Integra was founded in 1989 and since then has leveraged its expertise in regenerative technologies to develop numerous products based on its Ultra Pure Collagen(TM) technology. Early in Integra's history, these regenerative products were sold through a number of private label arrangements with other large medical device companies. In 1999, we entered the neurosurgery market through an acquisition and the launch of our DuraGen(R) Dural Graft Matrix product for the repair of the dura mater. Since our entry into the neurosurgery field in 1999, we have entered the surgical instruments and reconstructive surgery businesses. We have increased our consolidated revenues from $42.9 million in 1999 to $277.9 million in 2005, a compound annual growth rate of 37%, and we have broadened our product offerings to include more than 15,300 products. We have achieved this growth in our business by developing and introducing new products, expanding our sales and distribution channels and acquiring new businesses and product lines.

        Our principal executive offices are located at 311 Enterprise Drive, Plainsboro, New Jersey 08536. Our telephone number at this location is (609) 275-0500. Our website is located at www.integra-ls.com. The information on our website is not part of this Offer to Exchange. See "Where You Can Find More Information."

              SUMMARY COMPARISON OF THE OLD NOTES AND THE NEW NOTES

                               OLD NOTES                     NEW NOTES
                      ---------------------------  -----------------------------

Issuer..............  Integra LifeSciences         Same as the Old Notes.
                      Holdings Corporation.


Notes Offered.......  $120.0 million in aggregate  Up to $120.0 million in
                      principal amount of 2 1/2%   aggregate principal amount
                      Contingent Convertible       of 2 1/2% Contingent
                      Subordinated Notes Due 2008. Convertible Subordinated
                                                   Notes Due 2008.

Interest Payment
Dates ..............  Payable semiannually on      Same as the Old Notes.
                      March 15 and September 15
                      of each year.

Interest............  2 1/2% per year on the       Same as the Old Notes.
                      principal amount.

Maturity............  March 15, 2008, unless       Same as the Old Notes.
                      earlier redeemed,
                      repurchased or converted.


Conversion Rights...  Holders may, at their        Same as the Old Notes,
                      option, convert their Old    except that upon conversion
                      Notes into shares of our     of the New Notes at any time
                      common stock at any time     prior to the business day
                      prior to maturity, at a      immediately preceding the
                      conversion price of          maturity date, holders will
                      $34.1475 per share, if:      receive cash or a
                                                   combination of cash and
                      o  the last sale price of    common stock, as described
                         our common stock on the   under "Description of New
                         trading day prior to the Notes--Conversion Rights." conversion date was 110% or more of the conversion price on such trading day;

                      o  we distribute to holders
                         of our common stock
                         certain rights entitling
                         them to purchase common
                         stock at less than the
                         last sale price of our
                         common stock on the day
                         preceding the declaration
                         for such distribution;

                      o  we distribute to holders
                         of our common stock
                         assets, debt, securities
                         or certain rights to
                         purchase our securities,
                         which distribution has a
                         per share value as
                         determined by our board
                         of directors exceeding
                         10% of the last sale
                         price of our common stock
                         on the day preceding the
                         declaration of such
                         distribution; or

                      o  we become a party to a
                         consolidation, merger or
                         sale of all or
                         substantially all of our
                         assets or a change in
                         control

                               OLD NOTES                     NEW NOTES
                      ---------------------------  -----------------------------

                         occurs pursuant to which
                         our common stock would
                         be converted into cash,
                         stock or other property
                         that is not a common
                         equity interest traded
                         on a national securities
                         exchange or quoted on
                         the Nasdaq Global Select
                         Market.

                      Holders may also convert
                      Old Notes into shares of
                      our common stock if, prior
                      to maturity after any 5
                      consecutive trading-day
                      period in which the average
                      trading prices for the
                      notes for that 5
                      trading-day period was less
                      than 97% of the average
                      conversion value for the
                      notes during that period,
                      however, you may not
                      convert your New Notes if,
                      at the time of the
                      calculation, the closing
                      sale price of shares of our
                      common stock is between the
                      then current conversion
                      price on the New Notes and
                      110% of the then current
                      conversion price on the
                      New Notes.


Conversion Price....  Each $1,000 of aggregate     Same as the Old Notes,
                      principal amount of Old      except that:
                      Notes may be converted into
                      the Company's common stock   (i) Subject to certain
                      at the initial conversion    exceptions described in
                      rate of approximately        "Description of the New
                      29.2847 shares of our        Notes," once New Notes are
                      common stock (the            surrendered for conversion,
                      "Conversion Rate"). The      the value (the "Conversion
                      conversion rate is subject   Value") of the cash and
                      to adjustment under certain  shares of our common stock,
                      circumstances. Upon          if any, to be received by a
                      conversion, you will not     holder converting $1,000
                      receive any cash payment     principal amount of New
                      representing accrued         Notes will be determined by
                      interest.                    multiplying the Conversion
                                                   Rate by the Five Day Average
                                                   Closing Stock Price (as
                                                   defined below). We will
                                                   deliver the Conversion Value
                                                   to holders as follows: (1)
                                                   an amount in cash (the
                                                   "Principal Return") equal to
                                                   the lesser of (a) the
                                                   aggregate Conversion Value
                                                   of the New Notes to be
                                                   converted and (b) the
                                                   aggregate principal amount
                                                   of the New Notes to be
                                                   converted, (2) if the
                                                   aggregate Conversion Value
                                                   of the New Notes to be
                                                   converted is greater than
                                                   the Principal Return, an
                                                   amount in whole shares (the
                                                   "Net Shares"), determined as
                                                   set forth below, equal to
                                                   such aggregate Conversion
                                                   Value less the Principal
                                                   Return (the "Net Share
                                                   Amount"), and (3) an amount
                                                   in cash in lieu of any
                                                   fractional shares of common
                                                   stock. We will pay the
                                                   Principal Return and cash in
                                                   lieu of

                               OLD NOTES                     NEW NOTES
                      ---------------------------  -----------------------------

                                                   fractional shares and deliver
                                                   the Net Shares, if any, as
                                                   promptly as practicable after
                                                   determination of the Net
                                                   Share Amount. The number of
                                                   Net Shares to be paid will be
                                                   determined by dividing the
                                                   Net Share Amount by the Five
                                                   Day Average Closing Stock
                                                   Price. The "Five Day Average
                                                   Closing Stock Price" will be
                                                   the average of the closing
                                                   per share prices of our
                                                   common stock on the New York
                                                   Stock Exchange on the five
                                                   consecutive trading days
                                                   beginning on the second
                                                   trading day following the day
                                                   the New Notes are submitted
                                                   for conversion. See
                                                   "Description of New
                                                   Notes--Conversion Price
                                                   Adjustments."

Optional Redemption
of Notes ...........  We may not redeem the Old    Same as the Old Notes.
                      Notes prior to their
                      maturity date.

Purchase of Notes
by Us Upon Change
 in Control.........  You may require us to        Same as the Old Notes.
                      purchase all or a portion
                      of your Old Notes at 100%
                      of the principal amount of
                      the Old Notes to be
                      purchased plus accrued and
                      unpaid interest, if any, to
                      but excluding the purchase
                      date in cash in certain
                      events involving a change
                      in control (as defined).

Events of Default...  o  failure to pay principal  Same as the Old Notes.
                         of or any premium on any
                         Old Note when due,
                         whether or not the
                         payment is prohibited by
                         the subordination
                         provisions of the
                         indenture;

                      o  failure to pay any
                         interest, including
                         contingent or additional
                         interest, on any Old
                         Note when due and that
                         default continues for 30
                         days, whether or not the
                         payment is prohibited by
                         the subordination
                         provisions of the
                         indenture;

                      o  failure to perform any
                         other covenant in the
                         indenture and that
                         failure continues for 60
                         days after written
                         notice to us by the
                         trustee or the holders
                         of at least 25% in
                         aggregate principal
                         amount of outstanding
                         Old Notes;

                      o  failure to pay when due,
                         either at its maturity
                         or upon acceleration

                               OLD NOTES                     NEW NOTES
                      ---------------------------  -----------------------------

                         thereof, any
                         indebtedness under any
                         bonds, debentures, notes
                         or other evidences of
                         indebtedness for money
                         borrowed in excess of
                         $5.0 million if the
                         indebtedness is not
                         discharged, or the
                         acceleration is not
                         annulled, within 30 days
                         after written notice to
                         us by the trustee or the
                         holders of at least 25%
                         in aggregate principal
                         amount of the
                         outstanding Old Notes;

                      o  failure to give notice
                         to you of your right to
                         require us or any of our
                         subsidiaries to purchase
                         Old Notes upon a change
                         in control or failure to
                         make a payment to
                         purchase Old Notes
                         tendered following a
                         change in control; and

                      o  events of bankruptcy,
                         insolvency or
                         reorganization with
                         respect to us specified
                         in the indenture.

                                  RISK FACTORS

        OUR BUSINESS, OPERATIONS AND FINANCIAL CONDITION ARE SUBJECT TO VARIOUS RISKS. WE DESCRIBE SOME OF THESE RISKS BELOW, AND YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION CONTAINED AND INCORPORATED BY REFERENCE IN THIS OFFER TO EXCHANGE. THIS SECTION DOES NOT DESCRIBE ALL THE RISKS APPLICABLE TO US, OUR INDUSTRY OR OUR BUSINESS, AND WE INTEND IT ONLY AS A SUMMARY OF CERTAIN MATERIAL FACTORS.

RISKS RELATED TO OUR BUSINESS

OUR OPERATING RESULTS MAY FLUCTUATE.

        Our operating results, including components of operating results, such as gross margin on product sales, may fluctuate from time to time, and such fluctuations could affect our stock price. Our operating results have fluctuated in the past and can be expected to fluctuate from time to time in the future. Some of the factors that may cause these fluctuations include:

        o  the impact of acquisitions;

        o  the timing of significant customer orders;

        o market acceptance of our existing products, as well as products in development;

        o  the timing of regulatory approvals;

        o changes in the rate of exchange between the U.S. dollar and other currencies of foreign countries in which we do business, such as the euro and the British pound;

        o expenses incurred and business lost in connection with product field corrections or recalls;

        o  increases in the cost of energy and steel;

        o  our ability to manufacture our products efficiently; and

        o  the timing of our research and development expenditures.

THE INDUSTRY AND MARKET SEGMENTS IN WHICH WE OPERATE ARE HIGHLY COMPETITIVE, AND WE MAY BE UNABLE TO COMPLETE EFFECTIVELY WITH OTHER COMPANIES.

        In general, there is intense competition among medical device companies. We compete with established medical technology and pharmaceutical companies in many of our product areas. Competition also comes from early stage companies that have alternative technological solutions for our primary clinical targets, as well as universities, research institutions and other non-profit entities. Many of our competitors have access to greater financial, technical, research and development, marketing, manufacturing, sales, distribution services and other resources than we do. Our competitors may be more effective at implementing their technologies to develop commercial products. Our competitors may be able to gain market share by offering lower-cost products.

        Our competitive position will depend on our ability to achieve market acceptance for our products, develop new products, implement production and marketing plans, secure regulatory approval for products under development, obtain reimbursement under Medicare and obtain patent protection. We may need to develop new applications for our products to remain competitive. Technological advances by one or more of our current or future competitors could render our present or future products obsolete or uneconomical. Our future success will depend upon our ability to compete effectively against current technology as well as to respond effectively to technological advances. Competitive pressures could adversely affect our profitability. For example, two of our largest competitors introduced an onlay dural graft matrix during 2004, and other companies have introduced and may be preparing to introduce similar products. The introduction of such products could reduce the sales, growth in sales and profitability of our duraplasty products.

        Our largest competitors in the neurosurgery markets are the Medtronic Neurosurgery division of Medtronic, Inc., the Codman division of Johnson & Johnson, the Aesculap division of B. Braun Medical Inc. and Stryker Corporation. In addition, many of our product lines compete with smaller specialized companies or larger companies that do not otherwise focus on neurosurgery. Our competitors in reconstructive surgery include LifeCell Corporation, Organogenesis Inc., Wright Medical Group, Inc., the DePuy division of Johnson & Johnson, Synthes, Inc. and Stryker Corporation. Some of these are major orthopedic companies that carry a full line of reconstructive products. Our private label products face diverse and broad competition, depending on the market that an individual product addresses.

        Finally, in certain cases our products compete primarily against medical practices that treat a condition without using a device, rather than any particular product, such as autograft tissue as an alternative for our dermal regeneration products, our duraplasty products and our nerve repair products.

OUR CURRENT STRATEGY INVOLVES GROWTH THROUGH ACQUISITIONS, WHICH REQUIRES US TO INCUR SUBSTANTIAL COSTS AND POTENTIAL LIABILITIES FOR WHICH WE MAY NEVER REALIZE THE ANTICIPATED BENEFITS.

        In addition to internal growth, our current strategy involves growth through acquisitions. Since 1999, we have acquired 24 businesses or product lines at a total cost of approximately $396 million.

        We may be unable to continue to implement our growth strategy, and our strategy ultimately may be unsuccessful. A significant portion of our growth in revenues has resulted from, and is expected to continue to result from, the acquisition of businesses complementary to our own. We engage in evaluations of potential acquisitions and are in various stages of discussion regarding possible acquisitions, certain of which, if consummated, could be significant to us. Any potential acquisitions may result in material transaction expenses, increased interest and amortization expense, increased depreciation expense and increased operating expense, any of which could have a material adverse effect on our operating results. As we grow by acquisitions, we must integrate and manage the new businesses to realize economies of scale and control costs. In addition, acquisitions involve other risks, including diversion of management resources otherwise available for ongoing development of our business and risks associated with entering new markets with which our marketing and sales force has limited experience or where experienced distribution alliances are not available. Our future profitability will depend in part upon our ability to develop further our resources to adapt to these new products or business areas and to identify and enter into satisfactory distribution networks. We may not be able to identify suitable acquisition candidates in the future, obtain acceptable financing or consummate any future acquisitions. If we cannot integrate acquired operations, manage the cost of providing our products or price our products appropriately, our profitability could suffer. In addition, as a result of our acquisitions of other healthcare businesses, we may be subject to the risk of unanticipated business uncertainties, regulatory matters or legal liabilities relating to those acquired businesses for which the sellers of the acquired businesses may not indemnify us.

TO MARKET OUR PRODUCTS UNDER DEVELOPMENT WE WILL FIRST NEED TO OBTAIN REGULATORY APPROVAL. FURTHER, IF WE FAIL TO COMPLY WITH THE EXTENSIVE GOVERNMENTAL REGULATIONS THAT AFFECT OUR BUSINESS, WE COULD BE SUBJECT TO PENALTIES AND COULD BE PRECLUDED FROM MARKETING OUR PRODUCTS.

        Our research and development activities and the manufacturing, labeling, distribution and marketing of our existing and future products are subject to regulation by numerous governmental agencies in the United States and in other countries. The Food and Drug Administration (FDA) and comparable agencies in other countries impose mandatory procedures and standards for the conduct of clinical trials and the production and marketing of products for diagnostic and human therapeutic use.

        Our products under development are subject to FDA approval or clearance prior to marketing for commercial use. The process of obtaining necessary FDA approvals or clearances can take years and is expensive and full of uncertainties. Our inability to obtain required regulatory approval on a timely or acceptable basis could harm our business. Further, approval or clearance may place substantial restrictions on the indications for which the product may be marketed or to whom it may be marketed, the warnings that may be required to accompany the product or additional restrictions placed on the sale and/or use of the product. Further studies, including clinical trials and FDA approvals, may be required to gain approval for the use of a product for clinical indications other than those for which the product was initially approved or cleared or for significant changes to the product. In addition, for products with an approved Pre-Marketing Approval (PMA), the FDA requires annual reports and may require post-approval surveillance programs to monitor the products' safety and effectiveness. Results of post-approval programs may limit or expand the further marketing of the product.

        Another risk of application to the FDA relates to the regulatory classification of new products or proposed new uses for existing products. In the filing of each application, we make a legal judgment about the appropriate form and content of the application. If the FDA disagrees with our judgment in any particular case and, for example, requires us to file a PMA application rather than allowing us to market for approved uses while we seek broader approvals or requires extensive additional clinical data, the time and expense required to obtain the required approval might be significantly increased or approval might not be granted.

        Approved products are subject to continuing FDA requirements relating to quality control and quality assurance, maintenance of records, reporting of adverse events and product recalls, documentation, and labeling and promotion of medical devices.

        The FDA and foreign regulatory authorities require that our products be manufactured according to rigorous standards. These regulatory requirements may significantly increase our production or purchasing costs and may even prevent us from making or obtaining our products in amounts sufficient to meet market demand. If we or a third-party manufacturer change our approved manufacturing process, the FDA may require a new approval before that process may be used. Failure to develop our manufacturing capability may mean that even if we develop promising new products, we may not be able to produce them profitably, as a result of delays and additional capital investment costs. Manufacturing facilities, both international and domestic, are also subject to inspections by or under the authority of the FDA. In addition, failure to comply with applicable regulatory requirements could subject us to enforcement action, including product seizures, recalls, withdrawal of clearances or approvals, restrictions on or injunctions against marketing our product or products based on our technology, cessation of operations and civil and criminal penalties.

        We are also subject to the regulatory requirements of countries outside of the United States where we do business. For example, Japan is in the process of reforming its medical device regulations. A recent amendment to Japan's Pharmaceutical Affairs Law went into effect on April 1, 2005. New regulations and requirements exist for obtaining approval of medical devices, including new requirements governing the conduct of clinical trials, the manufacturing of products and the distribution of products in Japan. Significant resources also may be needed to comply with the extensive auditing of and requests for documentation relating to all manufacturing facilities of our company and our vendors by the Ministry of Health, Labor and Welfare in Japan to comply with the amendment to the Pharmaceutical Affairs Law. These new regulations may affect our ability to obtain approvals of new products for sale in Japan.

CERTAIN OF OUR PRODUCTS CONTAIN MATERIALS DERIVED FROM ANIMAL SOURCES AND MAY BECOME SUBJECT TO ADDITIONAL REGULATION.

        Certain of our products, including our dermal regeneration products, our duraplasty products and our nerve repair products, contain material derived from bovine tissue. Products that contain materials derived from animal sources, including food as well as pharmaceuticals and medical devices, are increasingly subject to scrutiny in the press and by regulatory authorities. Regulatory authorities are concerned about the potential for the transmission of disease from animals to humans via those materials. This public scrutiny has been particularly acute in Japan and Western Europe with respect to products derived from animal sources, because of concern that materials infected with the agent that causes bovine spongiform encephalopathy, otherwise known as BSE or mad cow disease, may, if ingested or implanted, cause a variant of the human Creutzfeldt-Jakob Disease, an ultimately fatal disease with no known cure. Recent cases of BSE in cattle discovered in Canada and the United States have increased awareness of the issue in North America.

        We take great care to provide that our products are safe and free of agents that can cause disease. In particular, the collagen used in the products that Integra manufactures is derived only from the deep flexor tendon of cattle less than 24 months old from New Zealand, a country that has never had a case of BSE, or the United States. The collagen used in a product that we sell, but do not manufacture, is derived from bovine pericardium. We are also qualifying sources of collagen from other countries that are considered BSE-free. The World Health Organization classifies different types of cattle tissue for relative risk of BSE transmission. Deep flexor tendon and bovine pericardium are in the lowest risk categories for BSE transmission (the same category as milk, for example), and are therefore considered to have a negligible risk of containing the agent that causes BSE (an improperly folded protein known as a prion) . Nevertheless, products that contain materials derived from animals, including our products, may become subject to additional regulation, or even be banned in certain countries, because of concern over the potential for prion transmission. Significant new regulation, or a ban of our products, could have a material adverse effect on our current business or our ability to expand our business.

        In addition, we have been notified that Japan has issued new regulations regarding medical devices that contain tissue of animal origin. Among other regulations, Japan may require that the tendon used in the manufacture of medical devices sold in Japan originate in a country that has never had a case of BSE. Currently, we purchase our tendon from the United States and New Zealand. If we cannot continue to use or qualify a source of tendon from New Zealand or another country that has never had a case of BSE, we will not be permitted to sell our collagen hemostatic agents and products for oral surgery in Japan. We do not currently sell our dural or skin repair products in Japan.

LACK OF MARKET ACCEPTANCE FOR OUR PRODUCTS OR MARKET PREFERENCE FOR TECHNOLOGIES THAT COMPETE WITH OUR PRODUCTS COULD REDUCE OUR REVENUES AND PROFITABILITY.

        We cannot be certain that our current products or any other products that we may develop or market will achieve or maintain market acceptance. Certain of the medical indications that can be treated by our devices can also be treated by other medical devices or by medical practices that do not include a device. The medical community widely accepts many alternative treatments, and certain of these other treatments have a long history of use. For example, the use of autograft tissue is a well-established means for repairing the dermis, and it competes for acceptance in the market with the INTEGRA(R) Dermal Regeneration Template. In addition, the acceptance of our Newdeal products, which previously were distributed by third parties, faces similar competition.

        We cannot be certain that our devices and procedures will be able to replace those established treatments or that either physicians or the medical community in general will accept and utilize our devices or any other medical products that we may develop.

        In addition, our future success depends, in part, on our ability to develop additional products. Even if we determine that a product candidate has medical benefits, the cost of commercializing that product candidate may be too high to justify development. Competitors may develop products that are more effective, achieve more favorable reimbursement status from third-party payors, cost less or are ready for commercial introduction before our products. If we are unable to develop additional commercially viable products, our future prospects could be adversely affected.

        Market acceptance of our products depends on many factors, including our ability to convince prospective collaborators and customers that our technology is an attractive alternative to other technologies, to manufacture products in sufficient quantities and at acceptable costs, and to supply and service sufficient quantities of our products directly or through our distribution alliances. In addition, unfavorable reimbursement methodologies of third-party payors could harm acceptance of our products. The industry is subject to rapid and continuous change arising from, among other things, consolidation and technological improvements. One or more of these factors may vary unpredictably, which could have a material adverse effect on our competitive position. We may not be able to adjust our contemplated plan of development to meet changing market demands.

OUR INTELLECTUAL PROPERTY RIGHTS MAY NOT PROVIDE MEANINGFUL COMMERCIAL PROTECTION FOR OUR PRODUCTS, WHICH COULD ENABLE THIRD PARTIES TO USE OUR TECHNOLOGY OR VERY SIMILAR TECHNOLOGY AND COULD REDUCE OUR ABILITY TO COMPETE IN THE MARKET.

        Our ability to compete effectively depends in part, on our ability to maintain the proprietary nature of our technologies and manufacturing processes, which includes the ability to obtain, protect and enforce patents on our technology and to protect our trade secrets. We own or have licensed patents that cover aspects of some of our product lines. However, you should not rely on our patents to provide us with any significant competitive advantage. Others may challenge our patents and, as a result, our patents could be narrowed, invalidated or rendered unenforceable. Competitors may develop products similar to ours that our patents do not cover. In addition, our current and future patent applications may not result in the issuance of patents in the United States or foreign countries. Further, there is a substantial backlog of patent applications at the U.S. Patent and Trademark Office, and the approval or rejection of patent applications usually takes approximately two years.

OUR COMPETITIVE POSITION DEPENDS, IN PART, UPON UNPATENTED TRADE SECRETS WHICH WE MAY BE UNABLE TO PROTECT.

        Our competitive position also depends upon unpatented trade secrets. Trade secrets are difficult to protect. We cannot assure you that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets, that our trade secrets will not be disclosed or that we can effectively protect our rights to unpatented trade secrets.

        In an effort to protect our trade secrets, we require our employees, consultants and advisors to execute proprietary information and invention assignment agreements upon commencement of employment or consulting relationships with us. These agreements provide that, except in specified circumstances, all confidential information developed or made known to the individual during the course of their relationship with us must be kept confidential. We cannot assure you, however, that these agreements will provide meaningful protection for our trade secrets or other proprietary information in the event of the unauthorized use or disclosure of confidential information.

OUR SUCCESS WILL DEPEND PARTLY ON OUR ABILITY TO OPERATE WITHOUT INFRINGING OR MISAPPROPRIATING THE PROPRIETARY RIGHTS OF OTHERS.

        We may be sued for infringing the intellectual property rights of others. In addition, we may find it necessary, if threatened, to initiate a lawsuit seeking a declaration from a court that we do not infringe the proprietary rights of others or that their rights are invalid or unenforceable. If we do not prevail in any litigation, in addition to any damages we might have to pay, we would be required to stop the infringing activity or obtain a license for the proprietary rights involved. Any required license may be unavailable to us on acceptable terms, or at all. In addition, some licenses may be nonexclusive and allow our competitors to access the same technology we license. If we fail to obtain a required license or are unable to design our product so as not to infringe on the proprietary rights of others, we may be unable to sell some of our products, which could have a material adverse effect on our revenues and profitability.

WE MAY BE INVOLVED IN LAWSUITS RELATING TO OUR INTELLECTUAL PROPERTY RIGHTS AND PROMOTIONAL PRACTICES, WHICH MAY BE EXPENSIVE.

        To protect or enforce our intellectual property rights, we may have to initiate legal proceedings, such as infringement suits or interference proceedings, against third parties. For example, in December 2005 our Newdeal subsidiary sued Wright Medical Group, Inc. and Wright Medical's French subsidiary alleging that certain products within Wright Medical's "Charlotte System" of foot and ankle products infringe upon Newdeal's foot-and-ankle system. In addition, we may have to institute proceedings regarding our competitors' promotional practices. Litigation is costly, and, even if we prevail, the cost of that litigation could affect our profitability. In addition, litigation is time consuming and could divert management attention and resources away from our business. We may also provoke these third parties to assert claims against us.

IT MAY BE DIFFICULT TO REPLACE SOME OF OUR SUPPLIERS.

        Outside vendors, some of whom are sole-source suppliers, provide key components and raw materials used in the manufacture of our products. Although we believe that alternative sources for many of these components and raw materials are available, any supply interruption in a limited or sole source component or raw material could harm our ability to manufacture our products until a new source of supply is identified and qualified. In addition, an uncorrected defect or supplier's variation in a component or raw material, either unknown to us or incompatible with our manufacturing process, could harm our ability to manufacture products. We may not be able to find a sufficient alternative supplier in a reasonable time period, or on commercially reasonable terms, if at all, and our ability to produce and supply our products could be impaired. We believe that these factors are most likely to affect the following products that we manufacture:

        o our collagen-based products, such as the INTEGRA(R) Dermal Regeneration Template and wound dressing products, the DuraGen(R) family of products, and our Absorbable Collagen Sponges;

        o our products made from silicone, such as our neurosurgical shunts and drainage systems and hemodynamic shunts; and

        o products which use many different electronic parts from numerous suppliers, such as our intracranial monitors and catheters.

        If we were suddenly unable to purchase products from one or more of these companies, we would need a significant period of time to qualify a replacement, and the production of any affected products could be disrupted. While it is our policy to maintain sufficient inventory of components so that our production will not be significantly disrupted even if a particular component or material is not available for a period of time, we remain at risk that we will not be able to qualify new components or materials quickly enough to prevent a disruption if one or more of our suppliers ceases production of important components or materials.

IF ANY OF OUR MANUFACTURING FACILITIES WERE DAMAGED AND/OR OUR MANUFACTURING OR BUSINESS PROCESSES INTERRUPTED, WE COULD EXPERIENCE LOST REVENUES AND OUR BUSINESS COULD BE SERIOUSLY HARMED.

        We manufacture our products in a limited number of facilities. Damage to our manufacturing, development or research facilities due to fire, natural disaster, power loss, communications failure, unauthorized entry or other events could cause us to cease development and manufacturing of some or all of our products. In particular, our San Diego, California facility that manufactures our Camino(R), and Ventrix(R) catheter product lines is as susceptible to earthquake damage, wildfire damage and power losses from electrical shortages as are other businesses in the Southern California area. Our Anasco, Puerto Rico plant, where we manufacture collagen, silicone and our private label products, is vulnerable to hurricane, storm and wind damage. Although we maintain property damage and business interruption insurance coverage on these facilities, our insurance might not cover all losses under such circumstances and we may not be able to renew or obtain such insurance in the future on acceptable terms with adequate coverage or at reasonable costs.

        In addition, we began implementing an enterprise business system in 2004, which we intend to use in all of our facilities. This system, the hosting and maintenance of which we outsource, replaces several systems on which we previously relied and will be implemented in several stages. We have outsourced our product distribution function in the United States and in the fourth quarter of 2005 began to outsource our European product distribution function. A delay or other problem with the system or in our implementation schedule for any of these initiatives could have a material adverse effect on our operations.

WE ARE EXPOSED TO A VARIETY OF RISKS RELATING TO OUR INTERNATIONAL SALES AND OPERATIONS, INCLUDING FLUCTUATIONS IN EXCHANGE RATES, LOCAL ECONOMIC CONDITIONS AND DELAYS IN COLLECTION OF ACCOUNTS RECEIVABLE.

        We generate significant revenues outside the United States in euros, British pounds and in U.S. dollar-denominated transactions conducted with customers who generate revenue in currencies other than the U.S. dollar. For those foreign customers who purchase our products in U.S. dollars, currency fluctuations between the U.S. dollar and the currencies in which those customers do business may have an impact on the demand for our products in foreign countries where the U.S. dollar has increased in value compared to the local currency.

        Because we have operations based in Europe and we generate revenues and incur operating expenses in euros and British pounds, we experience currency exchange risk with respect to those foreign currency-denominated revenues and expenses. In 2004 and 2005, the cost of products we manufactured in our European facilities or purchased in foreign currencies exceeded our foreign currency-denominated revenues. We expect this imbalance to continue. Accordingly, a weakening of the dollar against the euro and British pound could negatively affect future gross margins and operating margins.

        Currently, we do not use derivative financial instruments to manage operating foreign currency risk. As the volume of our business transacted in foreign currencies increases, we expect to continue to assess the potential effects that changes in foreign currency exchange rates could have on our business. If we believe that this potential impact presents a significant risk to our business, we may enter into derivative financial instruments to mitigate this risk.

        In general, we cannot predict the consolidated effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposure and the potential volatility of currency exchange rates.

        Our international operations subject us to customs and import-export laws. These laws restrict, and in some cases prohibit, United States companies from directly or indirectly selling goods, technology or services to people or entities in certain countries. These laws also prohibit transactions with certain designated persons.

        Our sales to foreign markets also may be affected by local economic conditions, legal, regulatory or political considerations, the effectiveness of our sales representatives and distributors, local competition and changes in local medical practice. Relationships with customers and effective terms of sale frequently vary by country, often with longer-term receivables than are typical in the United States.

CHANGES IN THE HEALTH CARE INDUSTRY MAY REQUIRE US TO DECREASE THE SELLING PRICE FOR OUR PRODUCTS OR MAY REDUCE THE SIZE OF THE MARKET FOR OUR PRODUCTS, EITHER OF WHICH COULD HAVE A NEGATIVE IMPACT ON OUR FINANCIAL PERFORMANCE.

        Trends toward managed care, health care cost containment and other changes in government and private sector initiatives in the United States and other countries in which we do business are placing increased emphasis on the delivery of more cost-effective medical therapies that could adversely affect the sale and/or the prices of our products. For example:

        o major third-party payors of hospital services and hospital outpatient services, including Medicare, Medicaid and private health care insurers, annually revise their payment methodologies, which can result in stricter standards for reimbursement of hospital charges for certain medical procedures;

        o Medicare, Medicaid and private health care insurer cutbacks could create downward price pressure on our products;

        o potential legislative proposals have been considered that would result in major reforms in the U.S. health care system that could have an adverse effect on our business;

        o there has been a consolidation among health care facilities and purchasers of medical devices in the United States who prefer to limit the number of suppliers from whom they purchase medical products, and these entities may decide to stop purchasing our products or demand discounts on our prices;

        o we are party to contracts with group purchasing organizations, which negotiate pricing for many member hospitals, that require us to discount our prices for certain of our products and limit our ability to raise prices for certain of our products, particularly surgical instruments;

        o there is economic pressure to contain health care costs in domestic and international markets;

        o there are proposed and existing laws, regulations and industry policies in domestic and international markets regulating the sales and marketing practices and the pricing and profitability of companies inthe health care industry;

        o proposed laws or regulations that will permit hospitals to provide financial incentives to doctors for reducing hospital costs (known as gainsharing) and to award physician efficiency (known as physician profiling) could reduce prices; and

        o there have been initiatives by third-party payors to challenge the prices charged for medical products that could affect our ability to sell products on a competitive basis.

        Both the pressures to reduce prices for our products in response to these trends and the decrease in the size of the market as a result of these trends could adversely affect our levels of revenues and profitability of sales.

REGULATORY OVERSIGHT OF THE MEDICAL DEVICE INDUSTRY MIGHT AFFECT THE MANNER IN WHICH WE MAY SELL MEDICAL DEVICES.

        There are laws and regulations that regulate the means by which companies in the health care industry may market their products to health care professionals and may compete by discounting the prices of their products. Although we exercise care in structuring our sales and marketing practices and customer discount arrangements to comply with those laws and regulations, we cannot assure you that:

        o government officials charged with responsibility for enforcing those laws will not assert that our sales and marketing practices or customer discount arrangements are in violation of those laws or regulations; or

        o government regulators or courts will interpret those laws or regulations in a manner consistent with our interpretation.

        In January 2004, ADVAMED, the principal U.S. trade association for the medical device industry, put in place a model "code of conduct" that sets forth standards by which its members should abide in the promotion of their products. We have in place policies and procedures for compliance that we believe are at least as stringent as those set forth in the ADVAMED Code, and we provide routine training to our sales and marketing personnel on our policies regarding sales and marketing practices. Nevertheless, the sales and marketing practices of our industry has been the subject of increased scrutiny from government agencies, and we believe that this trend will continue.

OUR PRIVATE LABEL BUSINESS DEPENDS SIGNIFICANTLY ON KEY RELATIONSHIPS WITH THIRD PARTIES, WHICH WE MAY BE UNABLE TO ESTABLISH AND MAINTAIN.

        Our private label business depends in part on our entering into and maintaining collaborative or alliance agreements with third parties concerning product marketing, as well as research and development programs. Our most important alliance is our agreement with the Wyeth BioPharma division of Wyeth for the development of collagen matrices to be used in conjunction with Wyeth BioPharma's recombinant bone protein, a protein that stimulates the growth of bone in humans. The third parties with whom we have entered into agreements might terminate these agreements for a variety of reasons, including developing other sources for the product supplied by us. Termination of any of our alliances would require us to develop other means to distribute the affected products and could adversely affect our expectations for the growth of private label products.

WE MAY HAVE SIGNIFICANT PRODUCT LIABILITY EXPOSURE AND OUR INSURANCE MAY NOT COVER ALL POTENTIAL CLAIMS.

        We are exposed to product liability and other claims in the event that our technologies or products are alleged to have caused harm. We may not be able to obtain insurance for the potential liability on acceptable terms with adequate coverage or at reasonable costs. Any potential product liability claims could exceed the amount of our insurance coverage or may be excluded from coverage under the terms of the policy. Our insurance may not be renewed at a cost and level of coverage comparable to that then in effect.

WE ARE SUBJECT TO REGULATORY REQUIREMENTS RELATING TO THE USE OF HAZARDOUS SUBSTANCES WHICH MAY IMPOSE SIGNIFICANT COMPLIANCE COSTS ON US.

        Our research, development and manufacturing processes involve the controlled use of certain hazardous materials. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and certain waste products. Although we believe that our safety procedures for handling and disposing of those materials comply with the standards prescribed by the applicable laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, we could be held liable for any damages that result and any related liability could exceed the limits or fall outside the coverage of our insurance and could exceed our resources. We may not be able to maintain insurance on acceptable terms or at all.

THE LOSS OF KEY PERSONNEL COULD HARM OUR BUSINESS.

        We believe our success depends on the contributions of a number of our key personnel, including Stuart M. Essig, our President and Chief Executive Officer. If we lose the services of key personnel, those losses could materially harm our business. We maintain key person life insurance on Mr. Essig and two other members of management.


RISKS RELATED TO THE NOTES AND OUR COMMON STOCK

IF NOTES ARE NOT EXCHANGED IN THE OFFER, THE INCLUSION OF THE COMMON STOCK UNDERLYING THE OLD NOTES WOULD AFFECT THE COMPANY'S EARNINGS PER SHARE CALCULATION.

        At the September 29-30, 2004 meeting of the Emerging Issues Task Force ("EITF"), the EITF concluded that issuers of contingently convertible notes must retroactively and prospectively report the earnings per share impact of their contingently convertible notes on an "if-converted" accounting basis, regardless of whether the contingencies to conversion of the notes have been met. The Old Notes are contingently convertible into shares of the Company's common stock and so they are affected by the EITF's decision. If there are Old Notes that remain outstanding as of the effective date of the EITF decision, the Company's historical and future reporting of earnings per share would be impacted.

        In addition, holders of Old Notes have the right to require us to purchase their Old Notes upon the occurrence of a change in control. Pursuant to the indenture relating to the Old Notes, the Company may pay the purchase price for the Old Notes in such instances in cash, shares of its common stock or a combination of cash and shares of its common stock. If the Old Notes are not exchanged in the Offer, recently proposed accounting rules may require that the Company include the underlying shares of such Old Notes in its earnings per share calculation.

THE INCLUSION OF THE COMMON STOCK UNDERLYING THE NEW NOTES MAY AFFECT THE COMPANY'S EARNINGS PER SHARE CALCULATIONS.

        At the September 29-30, 2004 meeting of the EITF, the EITF concluded that issuers of contingently convertible notes must retroactively and prospectively report the earnings per share impact of their contingently convertible notes on an "if-converted" accounting basis, regardless of whether the contingencies to conversion of the notes have been met. The conversion value minus the principal returned on the New Notes will be contingently convertible into shares of the Company's common stock and so the New Notes are affected by the EITF's decision.

IF YOU DO NOT EXCHANGE YOUR OLD NOTES, THERE MAY BE A SUBSTANTIALLY SMALLER PUBLIC TRADING MARKET FOR YOUR OLD NOTES AND THE MARKET PRICE OF YOUR OLD NOTES MAY DECLINE.

        If the Offer is consummated, the trading and the liquidity of the market for the Old Notes may be significantly limited. As a result, the unexchanged Old Notes may trade at a discount to the price at which they would trade if the transactions contemplated by this Offer to Exchange were not consummated, subject to the market for similar securities and other factors. We cannot assure you that an active market in the unexchanged Old Notes will exist or be maintained and we cannot assure you as to the prices at which the unexchanged Old Notes may be traded.

OUR BOARD OF DIRECTORS HAS NOT MADE A RECOMMENDATION WITH REGARD TO WHETHER OR NOT YOU SHOULD TENDER YOUR OLD NOTES IN THE OFFER NOR HAS THE COMPANY OBTAINED A THIRD-PARTY DETERMINATION THAT THE OFFER IS FAIR TO HOLDERS OF THE OLD NOTES.

        We have designed the New Notes to have terms substantially similar to the Old Notes. The Offer has been approved by our board of directors. We are not, however, making a recommendation whether holders of Old Notes should exchange their notes. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders for purposes of negotiating the terms of the Offer and/or preparing a report concerning the fairness of the Offer. We cannot assure holders of the Old Notes that the value of the New Notes received in the Offer will in the future equal or exceed the value of the Old Notes tendered and we do not take a position as to whether you should participate in the Offer.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF THE OLD NOTES FOR NEW NOTES ARE UNCLEAR.

        We and each holder agree in the indenture governing the New Notes to treat the exchange of the Old Notes for New Notes as not constituting a significant modification of the terms of the Old Notes for U.S. federal income tax purposes. Accordingly, we and each holder will take the position that the exchange of Old Notes for New Notes should not be treated as an exchange of the Notes for U.S. federal income tax purposes. We cannot assure you that the Internal Revenue Service will agree with this position. If the exchange does not constitute an exchange of the Notes for U.S. federal income tax purposes, the New Notes will be treated as a continuation of the Old Notes, and holders generally should not recognize any gain or loss as a result of the exchange. If, contrary to this position, the exchange of

Old Notes for New Notes does constitute an exchange of the Notes for U.S. federal income tax purposes, the tax consequences to holders could be materially different. For more information, see "Certain United States Federal Income Tax Consequences."

YOU SHOULD CONSIDER THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNING THE NEW NOTES AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NEW NOTES.

        We and each holder agree in the indenture to treat the New Notes as indebtedness that is subject to U.S. Treasury regulations governing contingent payment debt instruments. The following discussion assumes that the New Notes will be so treated, though we cannot assure you that the Internal Revenue Service will not assert that the New Notes should be treated differently. Under the contingent payment debt regulations, a holder will be required to include amounts in income, as original issue discount, in advance of cash such holder receives on a note, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing, even though the note will have a significantly lower stated rate of interest. A holder will recognize taxable income significantly in excess of cash received while the New Notes are outstanding. In addition, under the indenture governing the New Notes, a holder will recognize ordinary income, if any, upon a sale, exchange, conversion or redemption of the New Notes at a gain. In computing such gain, the amount realized by a holder will include, in the case of a conversion, the amount of cash and the fair market value of shares received. Holders are urged to consult their tax advisors as to the U.S. federal, state and other tax consequences of acquiring, owning and disposing of the New Notes and the shares of common stock issuable upon conversion of the New Notes. For more information, see "Certain United States Federal Income Tax Consequences."

WE MAY BE UNABLE TO RAISE ADDITIONAL FINANCING NECESSARY TO CONDUCT OUR BUSINESS, MAKE PAYMENTS WHEN DUE OR REFINANCE OUR DEBT, WHICH MAY CAUSE DILUTIVE EFFECTS TO THE HOLDERS OF OUR COMMON STOCK.

        We may need to raise additional funds in the future in order to implement our business plan, to refinance our debt, to conduct research and development, to fund marketing programs or to acquire complementary businesses, technologies or services. We have a credit facility available for borrowing, but may require additional financings. Any required additional financing may be unavailable on terms favorable to us, or at all. If we raise additional funds by issuing equity securities, holders of common stock may experience significant dilution of their ownership interest and these securities may have rights senior to those of the holders of our common stock. If we cannot obtain additional financing when required on acceptable terms, we may be unable to fund our expansion, develop or enhance our products and services, take advantage of business opportunities or respond to competitive pressure.

OUR SUBSIDIARIES ARE UNDER NO OBLIGATION TO DISTRIBUTE ANY OF THEIR AVAILABLE CASH FLOW TO US, WHICH WE WILL NEED TO SERVICE THE NEW NOTES.

        The New Notes are obligations of Integra LifeSciences Holdings Corporation, which is a holding company. We own no significant assets other than marketable securities and equity and other interests in our subsidiaries. Because we derive substantially all of our revenues and operating cash flows from our operating subsidiaries and do not have significant operations of our own, we are dependent upon the ability of our subsidiaries to provide us with cash, in the form of dividends or intercompany credits, loans, or, otherwise, to meet our debt service obligations, including our obligations under the New Notes. This creates risks regarding our ability to conduct future activities, repay any interest and principal which we might owe on the New Notes or on other borrowings, pay cash dividends to our preferred and common stock holders in the future and our ability, and the ability of our subsidiaries, to respond to changing business and economic conditions and to obtain new loans. Our subsidiaries will have no obligation to pay any amounts due on the New Notes or to make any funds available to us for payment of the New Notes, whether by dividends, loans distributions or other payments. In addition, creditors of our subsidiaries (including trade creditors and the lenders under our credit facility) will generally be entitled to payment from the assets of our subsidiaries before those assets can be distributed to us. As a result, the New Notes will effectively be subordinated to the prior payment of all debts (including trade payables).

OUR INDEBTEDNESS AND INTEREST EXPENSE WILL LIMIT OUR CASH FLOW AND COULD ADVERSELY AFFECT OUR OPERATIONS AND OUR ABILITY TO MAKE FULL PAYMENT ON THE NEW NOTES.

        Our indebtedness poses risks to our business, including the risks that:

        o we could use a substantial portion of our consolidated cash flow from operations to pay principal and interest on our debt, thereby reducing the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes, including expanding our direct sales forces, making additional strategic acquisitions, continuing to form strategic alliances for our private label products and continuing to develop new and innovative medical products;

        o insufficient cash flow from operations may force us to sell assets, or seek additional capital, which we may be unable to do at all or on terms favorable to us;

        o our level of indebtedness may make us more vulnerable to economic or industry downturns; and

        o our debt service obligations increase our vulnerabilities to competitive pressures, because many of our competitors are less leveraged than we will be.

WE MAY BE UNABLE TO REPURCHASE THE NEW NOTES UPON A CHANGE IN CONTROL.

        Upon a change in control as defined in the indenture for the New Notes, you may require us to repurchase all or a portion of your New Notes. If a change in control were to occur, we may not have enough funds to pay the repurchase price for all tendered New Notes. Our obligation to offer to repurchase the New Notes upon a change in control would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction because those transactions could be structured in a manner whereby they would not be considered a "change in control" for purposes of the indenture for the New Notes.

NO PUBLIC MARKET EXISTS FOR THE NEW NOTES. THE FAILURE OF A MARKET TO DEVELOP COULD AFFECT YOUR ABILITY TO, AND THE PRICE AT WHICH YOU MAY, RESELL YOUR NEW NOTES.

        The New Notes are a new issue of securities for which there is currently no active trading market. We do not intend to list the New Notes on any national securities exchange or automated quotation system. Accordingly, we cannot predict whether an active trading market for the New Notes will develop or be sustained. If an active trading market for the New Notes fails to develop or be sustained, the trading price for the New Notes could fall.

        Moreover, even if an active trading market for the New Notes were to develop, the New Notes could trade at prices that may be lower than the initial offering price of the New Notes. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rate, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the New Notes will be subject to disruptions which may have a negative effect on the holders of the New Notes, regardless of our prospects or financial performance.

YOUR RIGHT TO RECEIVE PAYMENT ON THE NEW NOTES MAY BE JUNIOR TO OUR FUTURE INDEBTEDNESS.

        Your right to receive payments on the New Notes may be junior to all of our future indebtedness. The New Notes rank behind any borrowing under our credit facility and all of our future indebtedness (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the New Notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of our senior debt, if any, will be entitled to be paid in full and before any payment may be made with respect to the New Notes. In addition, all payments on the New Notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on senior debt.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us, holders of the New Notes will participate with trade creditors and all other holders of our subordinated indebtedness in the assets remaining after we have paid all of our senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the New Notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the New Notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors and holders of the New Notes may receive less, ratably, than the holders of our senior indebtedness.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

        Many of our stockholders will have an opportunity to sell their stock. Also, many of our employees and directors may exercise their stock options in order to sell the stock underlying their options in the market under a registration statement' we have filed with the Securities and Exchange Commission. Sales of a substantial number of shares of our common stock in the public market could depress the market price of the New Notes or our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. Furthermore, we have registered approximately 13,500,000 shares of common stock reserved for issuance to our employees, directors and consultants under our stock award and employee benefit plans. Of this amount, as of March 31, 2006, approximately 7,693,000 shares were held in reserve for future issuance.

OUR REPORTED EARNINGS PER SHARE MAY BE VOLATILE BECAUSE OF THE CONVERSION CONTINGENCY PROVISION OF THE NEW NOTES.

        Holders of the New Notes are entitled to convert the New Notes into cash and, if applicable, shares of our common stock, among other circumstances, if the common stock price on the trading day prior to the conversion date is more than 110% of the conversion price per share of our common stock on such trading day. Until this contingency or another conversion contingency is met, the shares underlying the New Notes are not included in the calculation of our basic or fully diluted earnings per share. Should this contingency be met, fully diluted earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in the fully diluted earnings per share calculation. Volatility in our stock price could cause this condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of fully diluted earnings per share.

OUR STOCK PRICE MAY CONTINUE TO BE HIGHLY VOLATILE, WHICH MAY SIGNIFICANTLY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

        The stock market in general, and the stock prices of medical device companies, biotechnology companies and other technology-based companies in particular, have experienced significant volatility that often has been unrelated to the operating performance of and beyond the control of any specific public company. The market price of our common stock has fluctuated widely in the past and is likely to continue to fluctuate in the future. Factors that may have a significant impact on the market price of our common stock include:

        o our actual financial results differing from guidance provided by management;

        o our actual financial results differing from that expected by securities analysts;

        o future announcements concerning us or our competitors, including the announcement of acquisitions;

        o  changes in the prospects of our business partners or suppliers;

        o developments regarding our patents or other proprietary rights or those of our competitors;

        o  quality deficiencies in our products;

        o competitive developments, including technological innovations by us or our competitors;

        o government regulation, including the FDA's review of our products and developments;

        o changes in recommendations of securities analysts and rumors that may be circulated about us or our competitors;

        o  public perception of risks associated with our operations;

        o conditions or trends in the medical device and biotechnology industries;

        o  additions or departures of key personnel; and

        o  sales of our common stock.

        Any of these factors could immediately, significantly and adversely affect the trading price of the New Notes and our common stock and you could lose a substantial amount of your investment.

WE HAVE NOT PAID ANY CASH DIVIDENDS ON OUR COMMON STOCK SINCE OUR FORMATION.

        We have not paid any cash dividends on our common stock since our formation. Our credit facility limits the amount of dividends that we may pay. Any future determinations to pay cash dividends on the common stock will be at the discretion of our board of directors and will depend upon our results of operations and financial condition and other factors deemed relevant by the board of directors. If we do not pay cash dividends in the future, you may not receive a return on your investment in our common stock through the payment of dividends and you may not realize a return on your investment even if you sell your shares. As a result, you may not be able to resell your shares at or above the price you paid for them.

WE MAY ISSUE ADDITIONAL EQUITY SECURITIES, WHICH WOULD LEAD TO DILUTION OF OUR ISSUED AND OUTSTANDING COMMON STOCK.

        The issuance of additional equity securities or securities convertible into equity securities would result in dilution of existing stockholders' equity interests in us. We are authorized to issue, without stockholder approval, 15,000,000 shares of preferred stock, $.01 par value per share, in one or more series, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock. Our board of directors has the authority to issue, without vote or action of stockholders, shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. Our board of directors has no present intention of issuing any such preferred series, but reserves the right to do so in the future. In addition, we are authorized to issue, without stockholder approval, up to 60,000,000 shares of common stock, $.01 par value per share, of which approximately 28,222,000 were outstanding as of June 30, 2006. We are also authorized to issue, without stockholder approval, securities convertible into either common stock or preferred stock.

OUR MAJOR STOCKHOLDERS COULD MAKE DECISIONS ADVERSE TO YOUR INTERESTS.

        Our directors and executive officers and affiliates of certain directors own or control more than twenty five percent of our outstanding voting securities and generally have significant influence over the election of all directors, the outcome of any corporate action requiring stockholder approval, and other aspects of the business. The ability of the board of directors to issue preferred stock, while providing flexibility in connection with financing, acquisitions and other corporate purposes, could have the effect of discouraging, deferring or preventing a change in control or an unsolicited acquisition proposal, since the issuance of preferred stock could be used to dilute the share ownership of a person or entity seeking to obtain control of us. This significant influence could preclude any unsolicited acquisition of Integra and consequently adversely affect the market price of our common stock. Furthermore, we are subject to Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is quoted on the Nasdaq Global Select Market under the symbol "IART." The following table sets forth, for the periods indicated, the range of high and low sale prices for our common stock. On July 12, 2006 the last reported bid price for our common stock was $37.96 per share.

                                                     COMMON STOCK PRICE
                                                     ------------------
                                                       LOW       HIGH
                                                     --------  --------
        YEAR ENDED 2004
        First Quarter ............................    $28.74    $33.86
        Second Quarter ...........................     29.76     36.00
        Third Quarter ............................     27.14     35.79
        Fourth Quarter ...........................     29.41     37.36
        YEAR ENDING 2005
        First Quarter ............................    $34.75     39.87
        Second Quarter ...........................     28.69     37.31
        Third Quarter ............................     28.74     38.26
        Fourth Quarter ...........................     32.00     38.89
        YEAR ENDING 2006
        First Quarter ............................    $35.00     41.72
        Second Quarter ...........................     36.27     42.90
        Third Quarter (through July 12, 2006) ....     37.90     39.51

        On June 30, 2006, we had approximately 530 stockholders of record, which includes stockholders whose shares were held in nominee name.

        We have not paid any cash dividends on our common stock since our formation. Our credit facility limits the amount of dividends that we may pay. Any future determinations to pay cash dividends on the common stock will be at the discretion of our board of directors and will depend upon our results of operations and financial condition and other factors deemed relevant by the board of directors.

                       RATIO OF EARNINGS TO FIXED CHARGES

        The following table presents the Company's historical ratios of earnings to fixed charges for the three months ended March 31, 2005 and 2006 and for the years ended December 31 of the dates indicated. We compute this ratio by dividing the sum of earnings before income taxes and fixed charges by fixed charges. Fixed charges represent interest, amortization of debt issuance costs and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.

                           THREE MONTHS
                          ENDED MARCH 31,        YEAR ENDED DECEMBER 31,
                          --------------  --------------------------------------
                           2005    2006    2001    2002    2003    2004    2005
                          ------  ------  ------  ------  ------  ------  ------
Ratio of earnings
to fixed charges .......   12.0     7.8    12.8    33.9    12.7     7.6    11.9

                         SELECTED FINANCIAL INFORMATION

        Set forth below is certain selected financial information relating to us for the periods indicated. The selected financial information (other than the ratio of earnings to fixed charges and book value per common share) set forth as of and for the years ended December 31, 2005 and 2004 has been excerpted or derived from the audited financial statements contained in our 2005 Annual Report filed on Form 10-K. The selected financial information (other than the ratio of earnings to fixed charges and book value per common share) set forth as of and for the three months ended March 31, 2006 and 2005 has been excerpted or derived from the unaudited financial statements set forth in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and 2005. In the opinion of management, the financial information as of and for the three months ended March 31, 2006 and 2005 reflects all normal recurring adjustments considered necessary for a fair presentation. Operating results for the three months ended March 31, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. More comprehensive information is included in our most recent Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. The financial information that follows is qualified in its entirety by reference to such reports, which are incorporated into this Offer to Exchange by reference.

                          SUMMARY FINANCIAL INFORMATION
               (In thousands, except per share amounts and ratios)

                                     AS OF AND FOR THE        AS OF AND FOR THE
                                     THREE MONTHS ENDED           YEAR ENDED
                                          MARCH 31,              DECEMBER 31,
                                   ---------------------   ---------------------
                                      2006        2005        2005        2004
                                   ---------   ---------   ---------   ---------
RESULTS OF OPERATIONS
Revenues ......................... $  77,135   $  65,839   $ 277,935   $ 229,825
Cost of product revenues .........    27,937      24,496     105,536      87,299
Gross margin on total revenues ...    49,198      41,343     172,399     142,526
Operating income .................    13,624      12,956      56,105      24,779
Net income .......................     8,705       8,443      37,194      17,197
Earnings per share -- basic ......      0.29        0.28        1.23        0.57
Earnings per share -- diluted ....      0.28        0.26        1.15        0.55
BALANCE SHEET DATA
Current assets ................... $ 242,826   $ 204,958   $ 265,952   $ 216,238
Noncurrent assets ................   248,805     265,449     182,480     240,475
Current liabilities ..............    53,768      30,979      31,287      24,234
Noncurrent liabilities ...........   128,815     125,083     127,327     124,656

OTHER FINANCIAL DATA
Ratio of earnings to
fixed charges ....................      7.8x       12.0x       11.9x        7.6x
Book value per common share ...... $   10.00   $   10.71   $    9.72   $   10.54

                                 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as adjusted to give effect to the Offer, assuming all Old Notes are exchanged for New Notes. You should read this table in conjunction with our financial statements and accompanying notes included in our 2005 Annual Report filed on Form 10-K, the management's discussion analysis and results of operations section included in our 2005 Annual Report on Form 10-K and the consolidated financial statements and accompanying notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, all incorporated into this Offer to Exchange by reference.

                                                             AS OF MARCH 31,
                                                                  2006
                                                         ----------------------
                                                                          AS
                                                           ACTUAL      ADJUSTED
                                                         ---------    ---------
                                                         (dollars in thousands)

Cash, cash equivalents and marketable securities .....   $  97,863    $  97,435
Total debt:
    Old Notes (1) ....................................     117,976            0
    New Notes ........................................           0      117,976
    Credit facility borrowings .......................      16,000       16,000
    Other debt .......................................         193          193
                                                         ---------    ---------
        Total debt ...................................   $ 134,169    $ 134,169
                                                         =========    =========
Stockholders' equity
    Common stock, $.01 par value, 60,000 shares
      authorized, 30,903 shares issued ...............         310          310
    Capital in excess of par .........................     341,829      341,829
    Accumulated other comprehensive loss .............      (2,910)      (2,910)
    Retained earnings (2) ............................      45,634       44,305
    Treasury stock at cost; 2,368 shares .............     (75,815)     (75,815)
                                                         ---------    ---------
        Total shareholders' equity ...................   $ 309,048    $ 307,719
                                                         ---------    ---------
Total capitalization .................................   $ 443,217    $ 441,888
                                                         =========    =========


(1) In 2003, we issued $120.0 million of the Old Notes. The net proceeds generated by the Old Notes, after expenses, were $115.9 million. The Old Notes are convertible into approximately 3.5 million shares.

(2) The change in retained earnings represents $300,000 of Exchange Fees to be paid to tendering holders of Old Notes, $128,000 of estimated expenses in connection with the Offer and the acceleration of unamortized debt issuance costs of $1,546,954 associated with the Old Notes that would have been expensed immediately. The acceleration of the debt issuance costs is required because the New Notes would have been convertible as of March 31, 2006, based on the Company's stock price as of March 31, 2006. Therefore the debt would have been considered demand debt. The overall impact is net of the related tax effects.

                              THE OFFER TO EXCHANGE

PURPOSE OF THE OFFER

        Because of accounting changes that would otherwise require Integra to include underlying shares of common stock of the Old Notes in its earning per share calculations, Integra is offering to exchange Old Notes for New Notes with a net share settlement mechanism.

        With this Offer, we will be able to reduce the number of shares we would need to issue under certain conversion scenarios by substituting cash for the principal value portion of the conversion value.

        The Offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

        NONE OF THE COMPANY, OUR BOARD OF DIRECTORS AND OFFICERS NOR ANY OTHER REPRESENTATIVE OF THE COMPANY MAKES ANY RECOMMENDATION TO THE HOLDERS OF OLD NOTES AS TO WHETHER OR NOT TO TENDER ALL OR ANY PORTION OF THE PRINCIPAL AMOUNT OF THEIR OLD NOTES. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OLD NOTES AND, IF SO, THE AMOUNT OF OLD NOTES TO TENDER. NO OFFICER, DIRECTOR OR AFFILIATE OF THE COMPANY BENEFICIALLY OWNS ANY OF THE OLD NOTES.

TERMS OF THE OFFER; PERIOD FOR TENDERING

        This Offer to Exchange and the related Letter of Transmittal contain the terms and conditions of the Offer. Upon the terms and subject to the conditions included in this Offer to Exchange and in the related Letter of Transmittal, which together are the Offer, we will accept for exchange Old Notes which are properly tendered prior to the Expiration Date, unless you have previously withdrawn them.

        o When you tender to us Old Notes as provided below, our acceptance of the Old Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this Offer to Exchange and in the related Letter of Transmittal.

        o For each $1,000 principal amount of Old Notes you tender and that is accepted by us in the Offer, we will give you $1,000 principal amount of New Notes and an Exchange Fee.

        o Any validly tendered Old Notes accepted for exchange in the Offer will be retired and will not be reissuable.

        o  You may tender all, some or none of your existing Old Notes.

        o Our obligation to accept Old Notes for exchange in the Offer is subject to the conditions described under "--Conditions to the Offer."

        o The Offer expires at 5:00 p.m., New York City time, on August 14, 2006. We may, however, in our sole discretion, extend the period of time for which the Offer is open. References in this Offer to Exchange to the Expiration Date mean 5:00 p.m., New York City time, on August 14, 2006 or, if extended by us, the latest date to which the Offer is extended.

        o We will keep the Offer open for 20 business days, or longer if required by applicable law, including the date hereof. We are sending this Offer to Exchange, together with the related Letter of Transmittal, on or about the date of this Offer to Exchange to all of the registered holders of Old Notes at their addresses listed in the trustee's security register with respect to the Old Notes.

        o We expressly reserve the right, at any time, to extend the period of time during which the Offer is open, and thereby delay acceptance of any Old Notes, by giving oral or written notice of an extension to the Exchange Agent and notice of that extension to the holders as described below. During any extension, all Old Notes previously tendered will remain subject to the Offer unless withdrawal rights are exercised. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the Offer.

        o We expressly reserve the right to amend or terminate the Offer at any time prior to the Expiration Date, and not to accept for exchange any Old Notes that we have not yet accepted for exchange, if any of the conditions of the Offer specified below under "--Conditions to the Offer" are not satisfied.

        o We will give oral or written notice of any extension, amendment, waiver, termination or non-acceptance described above to holders of the Old Notes promptly. If we amend this Offer in any respect or waive any condition to the Offer, we will give written notice of the amendment or waiver to the Exchange Agent and will make a public announcement of the amendment or waiver promptly afterward. If we extend the Expiration Date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m. New York City time, on the next New York Stock Exchange trading day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcements other than by issuing a press release to the PR Newswire.

        o If we consider an amendment to the Offer to be material, or if we waive a material condition of the Offer, we will promptly disclose the amendment or waiver in a supplement to the Offer to Exchange, and if required by law, we will extend the Offer for a period of five to ten business days.

        o Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Offer.

        o We intend to conduct the Offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the applicable rules and regulations of the SEC.

IMPORTANT RESERVATION OF RIGHTS REGARDING THE OFFER

        You should note that:

        o All questions as to the validity, form, eligibility, time of receipt and acceptance of Old Notes tendered for exchange, including the Letter of Transmittal and the instructions to such Letter of Transmittal, will be determined by us in our sole discretion and our determination shall be final and binding.

        o We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes the acceptance of which might, in our judgment or the judgment of our counsel, be unlawful.

        o We also reserve the absolute right to waive any defects or irregularities or conditions of the Offer as to any particular Old Notes before or after the Expiration Date.

        o Neither the Company, the Exchange Agent, the Information Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give any notification.

CONDITIONS TO THE OFFER

        We may not accept Old Notes for exchange and may take the actions listed below if, prior to the Expiration Date, any of the following events occur:

        o more than 50% of the principal amount of Old Notes outstanding is not tendered or exchanged;

        o any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner to the Offer is instituted or threatened;

        o any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the Offer, any of which would or might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us. See "--Purpose of the Offer";

        o any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

                (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

                (ii) any extraordinary or material adverse change in United States financial markets generally;

                (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

                (iv) any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions; or

                (v) a commencement of a war, act of terrorism or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the Offer.

        o any of the situations described above existed at the time of commencement of the Offer and that situation deteriorates materially after commencement of the Offer;

        o any tender or exchange offer, other than this Offer by us, with respect to some or all of our outstanding common stock or any merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity;

        o any event or events occur that have resulted or may result, in our reasonable judgment, in an actual or threatened change in the business condition, income, operations, stock ownership or prospects of the Company and our subsidiaries, taken as a whole that, in our reasonable judgment, would have a material adverse effect on the Company; or

        o a stop order issued by the SEC is threatened or in effect with respect to the qualification of the Indenture governing the New Notes under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        If any of the above events occur, we may:

        o terminate the Offer and promptly return all tendered Old Notes to tendering noteholders;

        o extend the Offer, subject to the withdrawal rights described in "--Withdrawal of Tenders" herein, and retain all tendered Old Notes until the extended Offer expires;

        o amend the terms of the Offer, which may result in an extension of the period of time for which the Offer is kept open; or

        o waive the unsatisfied condition, subject to any requirement to extend the period of time during which the Offer is open, and complete the Offer.

LEGAL LIMITATION

        The above conditions are for our sole benefit. We may assert these conditions with respect to all or any portion of the Offer regardless of the circumstances giving rise to them. We may waive, in our discretion, any condition, in whole or in part, at any time prior to the Expiration Date of the Offer. Our failure at any time to exercise our rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time prior to the Expiration Date of the Offer. Any determination by us concerning the conditions described above will be final and binding upon all parties.

        If a stop order issued by the SEC is threatened or in effect with respect to the qualification of the Indenture governing the New Notes under the Trust Indenture Act, we will not:

        o  accept for exchange any Old Notes tendered; or

        o  issue any New Notes in exchange for Old Notes.

PROCEDURES FOR TENDERING OLD NOTES

    TENDER OF OLD NOTES HELD THROUGH A CUSTODIAN

        If you are a beneficial owner of Old Notes that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must instruct the custodian to tender the Old Notes on your behalf. Your custodian will provide you with its instruction letter which you must use to give these instructions.

    TENDER OF OLD NOTES HELD THROUGH DTC

        To effectively tender Old Notes that are held through DTC, DTC participants should transmit their acceptance through the Automated Tender Offer Program, or ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an agent's message to the Exchange Agent for its acceptance. Delivery of tendered Old Notes must be made to the Exchange Agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below. No Letters of Transmittal will be required to tender Old Notes through ATOP.

        In addition, the Exchange Agent must receive:

        o an electronic confirmation pursuant to DTC's ATOP system indicating the aggregate principal amount of Old Notes to be tendered and any other documents required by the Letter of Transmittal; and

        o prior to the Expiration Date, a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC, in accordance with the procedure for book-entry transfer described below; or

        o the holder must comply with the guaranteed delivery procedures described below.

        Your Old Notes must be tendered by book-entry transfer. The Exchange Agent will establish an account with respect to the Old Notes at DTC for purposes of the Offer within two business days after the commencement of the Offer. Any financial institution that is a participant in DTC must make book-entry delivery of the Old Notes by having DTC transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. Although your Old Notes will be tendered through the DTC facility, the Letter of Transmittal, or facsimile, or an electronic confirmation pursuant to DTC's ATOP system, with any required signature guarantees and any other required documents must be transmitted to and received or confirmed by the Exchange Agent at its address set forth on the back cover of this Offer to Exchange.

        You or your broker must ensure that the Exchange Agent receives an agent's message from DTC confirming the book-entry transfer of your Old Notes. An agent's message is a message transmitted by DTC and received by the Exchange Agent that forms a part of the book-entry confirmation that states that DTC has received an express acknowledgment from the DTC participant tendering the Old Notes that such participant agrees to be bound by the terms of the Letter of Transmittal.

        Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent.

        If you are an institution that is a participant in DTC's book-entry transfer facility, you should follow the same procedures that are applicable to persons holding Old Notes through a financial institution.

        DO NOT SEND LETTERS OF TRANSMITTAL OR OTHER OFFER DOCUMENTS TO US.

        It is your responsibility to provide all necessary materials to the Exchange Agent before the Expiration Date. If the Exchange Agent does not receive all of the required materials before the Expiration Date, your Old Notes will not be validly tendered.

        We will have accepted the validity of tendered Old Notes if and when we give oral or written notice to the Exchange Agent. The Exchange Agent will act as the new trustee's agent for purposes of receiving the New Notes from us. If we do not accept any tendered Old Notes for exchange because of an invalid tender or the occurrence of any other event, the Exchange Agent will return those Old Notes to you, without expense, promptly after the Expiration Date via book-entry transfer through DTC.

GUARANTEED DELIVERY PROCEDURES

        If you desire to tender your Old Notes and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your Old Notes if:

        o  your tender is made through an eligible institution;

        o prior to the Expiration Date, the Exchange Agent receives from the eligible institution a properly completed and duly executed Letter of Transmittal, or a facsimile of such Letter of Transmittal or an electronic confirmation pursuant to DTC's ATOP system, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

                (i) sets forth the name and address of the holder of Old Notes and the principal amount of Old Notes tendered;

                (ii)    states that the tender is being made thereby; and

                (iii) guarantees that within three New York Stock Exchange trading days after the Expiration Date a book-entry confirmation and any other documents required by the Letter of Transmittal will be deposited by the eligible institution with the Exchange Agent.

ACCEPTANCE OF OLD NOTES AND DELIVERY OF NEW NOTES

        If all of the conditions to the Offer are satisfied or waived prior to the Expiration Date, we will accept all Old Notes properly tendered and not withdrawn as of the Expiration Date and will issue the New Notes and pay an Exchange Fee promptly after the Expiration Date. See "--Conditions to the Offer." For purposes of the Offer, our giving of oral or written notice of our acceptance to the Exchange Agent will be considered our acceptance of the Offer.

        In all cases, we will issue New Notes in exchange for Old Notes that are accepted for exchange only after timely receipt by the Exchange Agent of:

        o a book-entry confirmation of transfer of Old Notes into the Exchange Agent's account at DTC using the book-entry transfer procedures described above;

        o properly completed and duly executed Letter of Transmittal or an electronic confirmation of the submitting holder's acceptance through DTC's ATOP system; and

        o  any other required documents.

        The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us, and will make the exchange on, or promptly after, the Expiration Date. Following this exchange the holders in whose names the New Notes will be issuable upon exchange will be deemed the holders of record of the New Notes.

        The reasons we may not accept tendered Old Notes include:

        o the Old Notes were not validly tendered pursuant to the procedures for tendering; See "--Procedures for Tendering Old Notes";

        o we determine in our reasonable discretion that any of the conditions to the Offer have not been satisfied prior to the Expiration Date; See "--Conditions to the Offer";

        o holder has validly withdrawn a tender of Old Notes; See "--Withdrawal of Tenders"; or

        o we have, prior to the Expiration Date of the Offer, delayed or terminated the Offer; See "--Terms of the Offer; Period for Tendering."

        If we do not accept any tendered Old Notes for any reason included in the terms and conditions of the Offer, we will return any unaccepted or non-exchanged Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC using the book-entry transfer procedures described above, and non-exchanged Old Notes will be credited to an account maintained with DTC promptly after the expiration or termination of the Offer.

        Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the Offer will remain outstanding and remain subject to the indenture governing the Old Notes.

        Any validly tendered Old Notes accepted for exchange in the Offer will be retired and will not be reissuable.

CONSEQUENCES OF NOT EXCHANGING OLD NOTES

        If the Offer is consummated, Old Notes that are not tendered, or are tendered but not accepted in the Offer, will remain outstanding. Accordingly, interest thereon will continue to accrue in accordance with their terms, and the Old Notes will continue to have the benefit of the indenture governing the unexchanged Old Notes but not the benefit of the Indenture governing the New Notes. However, any trading market for unexchanged Old Notes could become significantly limited due to the reduction in the amount of Old Notes outstanding after completion of the Offer, which may adversely affect the market price and price volatility of the Old Notes. See "Risk Factors."

WITHDRAWAL OF TENDERS

        You may withdraw your tender of Old Notes (i) at any time prior to 5:00 p.m., New York City time, on the Expiration Date, or any subsequent date to which we extend it; or (ii) if not exchanged for New Notes, after the expiration of 40 business days from the commencement of the Offer. Holders who wish to exercise their right of withdrawal with respect to the Offer must give written notice of withdrawal delivered by mail, hand delivery or facsimile transmission, which notice must be received by the Exchange Agent on or prior to 5:00 p.m., New York City time, on the Expiration Date at its address set forth on the back cover of this Offer to Exchange. In order to be valid, a notice of withdrawal must:

        o specify the name of the person who tendered the Old Notes to be withdrawn;

        o specify the aggregate amount of Old Notes to be withdrawn, if not all of the Old Notes are tendered by the holder;

        o contain a statement that you are withdrawing your election to have your Old Notes exchanged; and

        o specify, on the notice of withdrawal, the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility, if you tendered your Old Notes in accordance with the procedure for book-entry transfer described above.

        A valid withdrawal of tendered Old Notes on or prior to the Expiration Date shall be deemed a valid revocation of the tender of Old Notes. Properly withdrawn Old Notes may be retendered by following the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

        Tenders of any Old Notes will automatically be withdrawn if the Offer is terminated without any such Old Notes being exchanged thereunder or otherwise provided herein. In the event of termination of the Offer, the Old Notes tendered pursuant to the Offer will be returned to the tendering holder promptly. If we are delayed in our acceptance for exchange of any Old Notes or if we are unable to accept for exchange Old Notes pursuant to the Offer for any reason, then, without prejudice to our rights hereunder, tendered Old Notes may be retained by the Exchange Agent on our behalf, and may not be withdrawn, subject to Rule 14e-1 of the Exchange Act, which requires that an offeror pay the consideration offered or return the Old Notes deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, except as otherwise provided in this section.

        ANY ATTEMPTED WITHDRAWAL OF PREVIOUSLY TENDERED OLD NOTES OTHER THAN IN ACCORDANCE WITH THE PROVISIONS DESCRIBED ABOVE WILL NOT CONSTITUTE A VALID WITHDRAWAL OF SUCH TENDER.

        All questions as to form and validity (including time of receipt) of any delivery or revocation of a tender will be determined by us, in our sole discretion, which determination will be final and binding.

        None of us, the Exchange Agent, the Information Agent, the trustee or any other person will be under any duty to give notification of any defect or irregularity in any delivery or revocation of a tender or incur any liability for failure to give any such notification.

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


EXCHANGE AGENT AND INFORMATION AGENT

        Wells Fargo Bank, National Association has been appointed to act as the exchange agent for the Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the addresses set forth on the back cover of this offering circular. Questions and requests for assistance, requests for additional copies of this Offer to Exchange or of the Letter of Transmittal and requests for notices of guaranteed delivery should be directed to the Information Agent at the address set forth on the back cover of this Offer to Exchange.

        Georgeson Inc. will assist us with the distribution of this Offer to Exchange and the other exchange materials. The Exchange Agent and Information Agent will receive customary compensation for its services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with its services, including liabilities under the federal securities laws. The Exchange Agent and Information Agent have not been retained to make solicitations or recommendations. The fees received by the Exchange Agent and Information Agent will not be based on the aggregate principal amount of Old Notes tendered in the Offer.

FEES AND EXPENSES

        We will pay the reasonable and customary fees and reasonable out-of-pocket expenses of Wells Fargo Bank, National Association and Georgeson Inc. in their capacities as Exchange Agent and Information Agent, respectively. In addition, we will pay the reasonable legal, accounting, and trustee-related fees and expenses. We will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Old Notes under the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

TRANSFER TAXES

        Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Offer be returned to, a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax.

                            DESCRIPTION OF NEW NOTES

        The New Notes will be issued under an Indenture between Integra LifeSciences Holdings Corporation and Wells Fargo Bank, National Association, as trustee.

        The following summarizes some, but not all, provisions of the New Notes and the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes. A copy of the form of indenture and the form of certificate evidencing the New Notes is available to you upon request to our address on page 71 of this Offer to Exchange. In this "Description of New Notes," when we refer to "Integra," "we," "our," or "us," we are referring to Integra LifeSciences Holdings Corporation and not any of its subsidiaries.

GENERAL

        The New Notes will be general unsecured obligations of Integra and are subordinate in right of payment as described under "--Subordination of Notes." The New Notes are convertible into common stock as described under "--Conversion Rights." The New Notes are limited to $120,000,000 aggregate principal amount. The New Notes will be issued only in denominations of $1,000 or in multiples of $1,000. The New Notes will mature on March 15, 2008, unless earlier purchased by us at your option upon a change in control. The indenture is subject to and governed by the Trust Indenture Act of 1939.

        Neither we nor our subsidiaries are restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of Integra, except to the extent described under "--Purchase of New Notes Upon a Change in Control."

        The New Notes will bear interest at the annual rate of 2 1/2% from the date of issuance. Interest will be payable on March 15 and September 15 of each year, beginning September 15, 2006, subject to limited exceptions if the New Notes are converted or purchased prior to the relevant interest payment date. The record dates for the payment of interest will be the March 1 and September 1 immediately preceding the relevant interest payment date. We may, at our option, pay interest on the New Notes by check mailed to the holders. However, a holder with an aggregate principal amount in excess of $1 million will be paid by wire transfer in immediately available funds upon its election if the holder has provided us with wire transfer instructions at least 10 business days prior to the payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the New Notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

        We will maintain an office where the New Notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. The New Notes will be issued in fully-registered book-entry form, without coupons, and are represented by one or more global New Notes. There will be no service charge for any registration of transfer or exchange of New Notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

        We will pay contingent interest to the holders of New Notes on March 15, 2008, if the common stock price per share of our common stock on February 15, 2008 (the "Measurement Date") is equal to or greater than 110% of the conversion price per share in effect on the Measurement Date. The amount of contingent interest payable per $1,000 principal amount of New Notes will equal the sum for each of the twelve month periods ended March 15, 2006, March 15, 2007 and March 15, 2008 of the greater of (x) 0.50% per annum of the principal amount of such New Notes and (y) the aggregate amount of regular cash dividends paid during such twelve-month period on the number of shares of our common stock into which such New Notes are convertible. We will pay contingent interest, if any, in the same manner as we pay interest as described above under "--General." During the twelve month period preceding March 15, 2006, no cash dividends were paid.

TRANSFER AND EXCHANGE

        We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

        o vary or terminate the appointment of the security registrar, paying agent or conversion agent;

        o  appoint additional paying agents or conversion agents; and

        o approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

PURCHASE AND CANCELLATION

        All New Notes surrendered for payment, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All New Notes delivered to the trustee shall be cancelled promptly by the trustee. No New Notes shall be authenticated in exchange for any New Notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, purchase New Notes in the open market or by tender offer at any price or by private agreement. Any New Notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any New Notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any New Notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of holders of the New Notes.

REPLACEMENT OF NEW NOTES

        We will replace mutilated, destroyed, stolen or lost New Notes at your expense upon delivery to the trustee of the mutilated New Notes, or evidence of the loss, theft or destruction of the New Notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed New Note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such New Note before a replacement New Note will be issued.

SUBORDINATION OF NOTES

        The payment of the principal of, premium, if any, and interest on the New Notes is subordinate to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the New Notes. If the New Notes are accelerated because of an event of default we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the holders of New Notes. The indenture will require that we must promptly notify holders of senior indebtedness if payment of the New Notes is accelerated because of an event of default under the indenture.

        We may not make any payment on the New Notes or purchase or otherwise acquire the New Notes if:

        o a default in the payment of any designated senior indebtedness occurs and is continuing beyond any applicable period of grace, or

        o any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from a person permitted to give such notice under the indenture.

        We are required to resume payments on the New Notes:

        o in case of a payment default, upon the date on which such default is cured or waived or ceases to exist, and

        o in case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

        No new period of payment blockage based on a nonpayment default may be commenced for a default unless:

        o 365 consecutive days have elapsed since the effectiveness of the immediately prior payment blockage notice, and

        o all scheduled payments on the New Notes that have come due have been paid in full in cash.

        No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice. As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the New Notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture. If either the trustee or any holder of New Notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

        Substantially all of our operations are conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the New Notes, depend upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the New Notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries' earnings and could be subject to contractual or statutory restrictions.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the New Notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        As of March 31, 2006, (i) we had no senior indebtedness outstanding and
(ii) our subsidiaries had $16.3 million of outstanding indebtedness and approximately $42.5 million of other liabilities (including, in each case, trade payables, but excluding intercompany liabilities) to which the New Notes are effectively subordinated.

        Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the New Notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

        We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments will be senior to the claims of the holders of New Notes.

        "designated senior indebtedness" means any senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is "designated senior indebtedness" for purposes of the indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).

        "indebtedness" means:

        all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan, agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

        all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

        all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

        all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles);

        all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

        all of our direct or indirect guaranties or similar agreement by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5); and

        any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through
        (6).

        Indebtedness shall not include obligations of any person (A) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two business days of their incurrence, (B) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices and (C) stand-by letters of credit to the extent collaterallized by cash or cash equivalents.

        "senior indebtedness" means the principal of, premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our indebtedness whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

        (1) any indebtedness or obligation whose terms expressly provide that such indebtedness or obligation shall not be senior in right of payment to the New Notes or expressly provides that such indebtedness is on the same basis or junior to the New Notes; and

        (2)     the New Notes and the Old Notes.

REDEMPTION BY INTEGRA

        Except as set forth under "--Purchase of New Notes Upon a Change in Control," we are not required to make mandatory redemption of, or sinking payments with respect to, the New Notes.

CONVERSION RIGHTS

        You will have the right, at your option, to convert your New Notes, in whole or in part, into cash or, if applicable, shares of our common stock at any time prior to maturity, unless previously purchased at your option upon a change in control, at a conversion price of $34.1475 per share, subject to the adjustments described below, if:

        o the last sale price of our common stock on the trading day prior to the conversion date was 110% or more of the then current conversion price of the New Notes on such trading day;

        o we distribute to holders of our common stock certain rights entitling them to purchase common stock at less than the last sale price of our common stock on the day preceding the declaration for such distribution;

        o we distribute to holders of our common stock assets, debt, securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last sale price of our common stock on the day preceding the declaration for such distribution; or

        o we become a party to a consolidation, merger or sale of all or substantially all of our assets or a change in control occurs pursuant to which our common stock would be converted into cash, stock or other property unless all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters, appraisal rights, in a merger or consolidation otherwise constituting a change in control consists of shares of common stock, depository receipts or other certificates representing common equity interests traded on a national securities exchange or quoted on the Nasdaq Global Select Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock, American Depositary Shares or other certificates representing common equity interests.

        In the case of the second and third bullet points above, we must notify holders of New Notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their New Notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a New Note otherwise participates in the distribution without conversion.

        You also may convert your New Notes into shares of our common stock at any time prior to maturity after any 5 consecutive trading-day period in which the average trading prices for the New Notes for that 5 trading-day period was less than 97% of the average conversion value for the New Notes during that period, however, you may not convert your New Notes pursuant to this clause if, at the time of the calculation, the closing sale price of shares of our common stock is between the then current conversion price on the notes and 110% of the then current conversion price of the New Notes.

        We define conversion value in the indenture to be equal to the product of the closing sale price of our shares of common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each New Note is convertible.

        The initial conversion price of $34.1475 is equivalent to a conversion rate of approximately 29.2847 shares per $1,000 principal amount of notes.

        Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any common stock issued upon conversion of the New Notes. If you submit your New Notes for conversion between a record date and the opening of business on the next interest payment date, you must pay funds equal to the interest payable on the principal amount being converted unless a default exists at the time of conversion. As a result of the foregoing provisions, if you surrender your New Notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the date of conversion or for any later period. However, if you submit your New Notes for conversion between the record date for the final interest payment and the opening of business on the final interest payment date, you will not be required to pay funds equal to the interest, and contingent interest, if any, payable on the converted principal amount, and consequently, you will be able to retain the interest (including the contingent interest, if any) you receive for the final interest period.

        We will not issue fractional shares of common stock upon conversion of New Notes. Instead, we will pay cash for the fractional amount based upon the closing sale price of the common stock on the last trading day prior to the date of conversion. If you have submitted your New Notes for purchase upon a change in control, you may only convert your New Notes if you withdraw your election in accordance with the indenture.

PAYMENT UPON CONVERSION

        Holders that tender their New Notes for conversion will receive cash and, if applicable, shares of our common stock. The aggregate value (the "conversion value") of the cash and, if applicable, shares of common stock per $1,000 principal amount of New Notes converted will be equal to the product of:

        o the conversion rate in effect at the time the New Notes are tendered for conversion; and

        o the average of the daily average closing stock price per share of our common stock for each of the five consecutive trading days beginning on the second trading day immediately following the day the New Notes are tendered for conversion (the "five-day average closing stock price").

        Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time from, and including, the date the notes are tendered for conversion to, and including, the date that we deliver the consideration payable upon conversion.

        The "average closing stock price" per share of our common stock on a trading day is the average closing stock price per share of our common stock on the Nasdaq Global Select Market or, if our common stock is not listed on the Nasdaq Global Select Market, on the principal exchange or over-the-counter market on which our common stock is then listed or traded in all cases, from 9:30 a.m. to 4:30 p.m. New York city time, on that trading day, as displayed by Bloomberg or such other comparable service that has replaced Bloomberg. If such average closing stock price is not available, then our board of directors will in good faith determine the amount to be used as the average closing stock price.

        Except as described below under "--Conversion Price Adjustments", we will deliver the conversion value of the New Notes surrendered for conversion to converting holders as follows:

        o  a cash amount (the "principal return") equal to the lesser of:

           o  the aggregate conversion value of the New Notes to be converted;
              and

           o  the aggregate principal amount of the New Notes to be converted;

        o if the aggregate conversion value of the New Notes to be converted is greater than the principal return, an amount in whole shares (the "net shares"), determined as set forth below, equal to the aggregate conversion value less the principal return (the "net share amount"); and

        o a cash amount, based on the five-day average closing stock price per share of our common stock, in lieu of any fractional shares of common stock.

        The number of net shares we will deliver upon conversion will be determined by dividing the net share amount by the five-day average closing stock price per share of our common stock.

        We will determine the conversion value, principal return, net share amount and number of net shares at the end of the five consecutive trading day period beginning on the second trading day immediately following the day the New Notes are tendered for conversion. We may not have the financial resources, and we may not be able to arrange for financing, to pay the principal return for all holders of New Notes have tendered for conversion. See "Risk Factors--Risks Related to the Notes and Our Common Stock--We may be unable to repurchase the New Notes upon a change in control." Our failure to pay the principal return on the New Notes when converted would result in an event of default with respect to the New Notes, whether or not the subordination provisions permit the payment.

CONVERSION PRICE ADJUSTMENTS

        The conversion price will be adjusted (without duplication) upon the occurrence of:

        (1) the issuance of shares of our common stock as a dividend or distribution on our common stock;

        (2) the subdivision, combination or reclassification of our outstanding common stock;

        (3) the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration;

        (4) the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

                o dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

                o dividends or distributions exclusively in cash not referred to below; and

                o distribution of rights to all holders of common stock pursuant to an adoption of a stockholder rights plan;

        (5) the dividend or distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender or exchange offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 5% of our market capitalization on the business day immediately preceding the day on which we declare such distribution, the calculation of our market capitalization being the product of the then current market price of our common stock multiplied by the number of shares of our common stock then outstanding; and

        (6) the purchase of our common stock pursuant to a tender or exchange offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender or exchange offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) the amount of any all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 5% of our market capitalization on the expiration date of such tender or exchange offer.

        If we implement a rights plan, we will be required under the indenture to provide that the holders of New Notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion, subject to certain limited exceptions.

        In the event of:

                o  any reclassification of our common stock; or

                o  a consolidation, merger or combination involving us; or

                o a sale or conveyance to another person of our property and assets as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of New Notes will generally be entitled to convert their notes into the same type of consideration received by common stockholders immediately prior to one of these types of events. This calculation will be based on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have to select a particular type of consideration.

        You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

        We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in our best interest. We are required to give at least 15 days' prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

        No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in

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


subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

        Holders of the New Notes may, in some circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See "Certain United States Federal Income Tax Consequences."

        As used in this section "Description of New Notes," the "market price" means the average of the last reported sale prices of our common stock for the 20 trading day period ending on the third business day prior to the applicable purchase date (including upon the occurrence of a change in control) or the date of determination (if the third business day prior to the applicable purchase date or the date of determination is a trading day, or if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the 20 trading day period and ending on the applicable purchase date or the date of determination, of any event that would result in an adjustment of the conversion price under the indenture.

PURCHASE OF NEW NOTES UPON A CHANGE IN CONTROL

        If a change in control (as defined below) occurs, you will have the right to require us to purchase in cash your New Notes 30 business days after the occurrence of such change in control at a purchase price equal to 100% of the principal amount of the New Notes together with accrued and unpaid interest to, but excluding, the purchase date. New Notes submitted for purchase must be in integral multiples of $1,000 principal amount.

        We will mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of such change in control. This notice shall state certain specified information, including:

        o information about and the terms and conditions of the change in control;

        o  information about the holders' right to convert the New Notes;

        o  the holders' right to require us to purchase the New Notes;

        o the procedures required for exercise of the purchase option upon the change in control; and

        o  the name and address of the paying and conversion agents.

        You must deliver written notice of your exercise of this purchase right to the paying agent at any time prior to the close of business on the second business day prior to the change in control purchase date. The written notice must specify the New Notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the second business day prior to the change in control purchase date.

        A change in control will be deemed to have occurred if either of the following occurs:

        o any person acquires, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans;

        o we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer or lease all or substantially all of our assets to another person other than to one or more of our wholly-owned subsidiaries, other than any such transaction pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction; or

        o first day on which a majority of our board of directors are not continuing directors.

        However, a change in control will not be deemed to have occurred if (i) at least 90% of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger or consolidation otherwise constituting a change in control above consists of shares of common stock, depository receipts or other certificates representing common equity interests traded on a national securities exchange or quoted on the Nasdaq Global Select Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock, depository receipts or other certificates representing common equity interests; or (ii) the market price per share of our common stock for any five trading days within (a) the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of the change in control under the first bullet point above; or (b) the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change in control under the second or third bullet point above, equals or exceeds 110% of the conversion price of the notes in effect on each such trading day.

        For purposes of this change in control definition, "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)
(3) of the Exchange Act.

        "continuing directors" means, as of any date of determination, any member of the board of directors of Integra who:

        o  was a member of the board of directors on the date of the indenture;
           or

        o was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of the new director's nomination or election.

        The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

        We will under the indenture:

        o comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

        o file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

        o otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

        This change in control purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions.

        We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder of the New Notes. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the New Notes.

        Certain of our debt agreements may prohibit our repurchase of the notes and provide that a change in control constitutes an event of default.

        We may not purchase any New Note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

        If a change in control were to occur and we did not elect, or were unable to elect, to pay the purchase price for the New Notes in cash, or if applicable, common stock or applicable securities, we may not have sufficient funds to pay the change in control purchase price for the New Notes tendered by holders. In addition, we may in the future incur debt that has similar change in control provisions permitting holders of that debt to accelerate or require us to repurchase that debt upon the occurrence of events similar to a change in control.

CONSOLIDATION, MERGER AND SALE OF ASSETS

        We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any successor person, other than to one or more of our subsidiaries, unless:

        o the successor person, if any, is a corporation, limited liability company, partnership, trust or other business entity organized and existing under the laws of the United States, any state of the United States, or the District of Columbia and, if we are not the successor person, assumes our obligations on the New Notes and under the indenture;

        o immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

        o  other conditions specified in the indenture are met.

EVENTS OF DEFAULT

        Each of the following will constitute an event of default under the indenture:

        (1) we fail to pay principal or premium, if any, on any New Note when due, whether or not prohibited by the subordination provisions of the indenture

        (2) we fail to pay any interest, including any contingent or additional interest, if any, on any New Note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

        (3) we fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

        (4) any indebtedness for money borrowed by us or one of our subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly or indirectly, by us) in an outstanding principal amount in excess of $5.0 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded within 30 days after written notice as provided in the indenture;

        (5) our failure to issue common stock upon conversion of New Notes by a holder in accordance with the provisions set forth in the indenture;

        (6) we fail to give notice to you of your right to require us to purchase your New Notes upon a change in control or fail to make a payment to purchase notes tendered following a change of control; and

        (7) certain events in bankruptcy, insolvency or reorganization involving us or any of our subsidiaries.

        If an event of default, other than an event of default described in clause (7) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding New Notes may declare the principal amount of the New Notes to be due and payable immediately. If an event of default described in clause (7) above occurs with respect to us, the principal amount of the New Notes will automatically become immediately due and payable. Any payment by us on the New Notes following any acceleration will be subject to the subordination provisions described above.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the New Notes.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

        o the holder has previously given the trustee written notice of a continuing event of default;

        o the holders of at least 25% in aggregate principal amount of the New Notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

        o the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the New Notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any New Note on or after the applicable due date or the right to convert the New Note in accordance with the indenture.

        Generally, the holders of not less than a majority of the aggregate principal amount of outstanding New Notes may waive any default or event of default unless:

        o we fail to pay principal, premium or interest on any New Note when due;

        o  we fail to convert any New Note into common stock; or

        o we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding New Note affected.

        We are required to furnish to the trustee, on an annual basis, a statement by certain of our officers as to whether or not Integra, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

MODIFICATION AND AMENDMENT

        We and the trustee may amend or supplement the indenture or the New Notes with the consent of the holders of a majority in aggregate principal amount of the outstanding New Notes. In addition, the holders of a majority in aggregate principal amount of the outstanding New Notes may waive our compliance in any instance with any provision of the indenture without notice to the note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding New Note if such amendment, supplement or waiver would:

        o change the stated maturity of the principal of, or time or manner of payment of interest (including contingent interest, if any) on, any New Note;

        o reduce the principal amount of or any premium or interest on any New Note;

        o reduce the amount of principal payable upon acceleration of the maturity of any New Note;

        o change the place or currency of payment of principal of, or any premium or interest on, any New Note;

        o impair the right to institute suit for the enforcement of any payment on, or with respect to, any New Note;

        o modify the provisions with respect to the purchase right of the holders upon a change in control in a manner adverse to holders;

        o modify the subordination provisions in a manner adverse to the holders of New Notes;

        o adversely affect the right of holders to convert New Notes other than as provided in the indenture;

        o reduce the percentage in principal amount of outstanding New Notes required for modification or amendment of the indenture;

        o reduce the percentage in principal amount of outstanding New Notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

        o modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected note holder.

        We and the trustee may amend or supplement the indenture or the New Notes without notice to, or the consent of, the holders of New Notes to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any holder of New Notes.

DISCHARGE

        The indenture will provide that we may terminate our obligations under the indenture at any time delivering all outstanding New Notes to the trustee for cancellation if we have paid all sums payable by us under the indenture. At any time after the New Notes have become due and payable we may terminate our substantive obligations under the indenture, other than our obligations to pay the principal of, and interest on, the New Notes, by depositing with the trustee money or U.S. government obligations sufficient to pay all remaining indebtedness on the New Notes when due.

CALCULATIONS IN RESPECT OF NEW NOTES

        Except as otherwise provided above, we will be responsible for making all calculations called for under the New Notes. These calculations include, but are not limited to, determinations of the market prices of our common stock, accrued interest payable on the New Notes and the conversion price of the New Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of New Notes.

TRUSTEE

        Wells Fargo Bank, National Association is the trustee under the indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, if the trustee acquires any conflicting interest and there exists a default with respect to the New Notes, the trustee must eliminate such conflict or resign. Wells Fargo Bank, National Association is also trustee for the Old Notes.

        The holders of a majority in principal amount of all outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

GOVERNING LAW

        The indenture provides that it and the New Notes are governed by, and construed in accordance with, the laws of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock as stated in our Amended and Restated Certificate of Incorporation consists of 60,000,000 shares of common stock, $.01 par value per share, and 15,000,000 shares of preferred stock, $.01 par value per share. The following summary of our common stock and preferred stock is not complete and may not contain all the information you should consider. This description is subject to and qualified in its entirety by provisions of our certificate of incorporation and bylaws, which are incorporated by reference into this prospectus, and by provisions of applicable Delaware law.

COMMON STOCK

        As of June 30, 2006 there were approximately 28,222,000 shares of common stock outstanding and held of record by approximately 530 stockholders. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors may elect all the directors standing for election. Holders of common stock are entitled to receive ratably the dividends, if any, as may be declared by our board of directors out of funds legally available therefor. If we are liquidated, dissolved or wound-up, holders of common stock are entitled to receive ratably our net assets available for distribution after the payment of, or adequate provision for, all of our debts and other liabilities, subject to prior and superior rights of the holders of preferred stock. Holders of common stock have no preemptive, subscription, redemption, sinking fund or conversion rights. Immediately upon consummation of this offering, all of the then-outstanding shares of common stock will be validly issued, fully paid and nonassessable.

PREFERRED STOCK

        Our board of directors, without further stockholder authorization, is authorized to issue, from time to time, up to 15,000,000 shares of preferred stock in one or more series, to establish the number of shares to be included in any of these series and to fix the designations, powers, preferences and rights of the shares of each of these series and any qualifications, limitations or restrictions thereof, including dividend rights and preferences over dividends on our common stock, conversion rights, voting rights, redemption rights, the terms of any sinking fund therefor and rights upon liquidation. The ability of the board of directors to issue preferred stock, while providing flexibility in connection with financing, acquisitions and other corporate purposes, could have the effect of discouraging, deferring or preventing a change in control or an unsolicited acquisition proposal, since the issuance of preferred stock could be used to dilute the share ownership of a person or entity seeking to obtain control of us. In addition, because the board of directors has the power to establish the preferences, powers and rights of the shares of any of these series of preferred stock, it may afford the holders of any preferred stock preferences, powers and rights (including voting rights) senior to the rights of the holders of common stock, which could adversely affect the rights of holders of common stock.

        We have designated and issued three series of preferred stock. None of these shares are currently outstanding.

REGISTRATION RIGHTS

        Under the terms of registration rights agreements between us and one of our stockholders, a holder of approximately 3,252,000 shares of our common stock (including shares issuable upon the exercise of options and restricted units), is entitled to demand that we register those shares under the Securities Act. These registration rights are subject to limitations and conditions. In general, we are required to indemnify the holder under described circumstances and to bear the expense of registrations, except for the selling stockholders' pro rata portion of the underwriting discounts and commissions.

DELAWARE ANTI-TAKEOVER LAW

        Section 203 of the Delaware General Corporation Law prohibits certain business combination transactions between a Delaware corporation and any "interested stockholder" owning 15% or more of the corporation's outstanding voting stock for a period of three years after the date on which the stockholder became an interested stockholder, unless:

        o the board of directors approves, prior to the date, either the proposed business combination or the proposed acquisition of stock which resulted in the stockholder becoming an interested stockholder;

        o upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owned at least 85% of those shares of the voting stock of the corporation which are not held by the directors, officers or certain employee stock plans; or

        o on or subsequent to the date on which the stockholder became an interested stockholder, the business combination with the interested stockholder is approved by the board of directors and also approved at a stockholder's meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporations voting stock other than shares held by the interested stockholder.

        Under Delaware law, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar of our common stock is American Stock Transfer & Trust, Co.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes certain U.S. federal income tax consequences of the Offer and the ownership and disposition of New Notes and Company common stock into which New Notes may be convertible. This discussion does not purport to be a complete analysis of all potential federal income tax considerations and does not address any tax consequences arising under any state, local or foreign tax laws or under any other U.S. federal tax laws.

        This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations promulgated thereunder, judicial decisions and administrative pronouncements and published rulings of the Internal Revenue Service ("IRS"), all as of the date hereof. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the IRS regarding the tax consequences of the Offer or the ownership and disposition of New Notes or any common stock into which New Notes may be convertible. There can be no assurance that the IRS will not take a contrary position regarding such tax consequences, or that any such contrary position would not be sustained by a court.

        To comply with Internal Revenue Service Circular 230, you are hereby notified that: (a) any discussion of U.S. federal tax issues contained or referred to in this Offer to Exchange and the Letter of Transmittal is not intended or written to be used, and cannot be used by you, for the purposes of avoiding penalties that may be imposed on you under the Code; (b) such discussion is being used in connection with the solicitation of exchanges pursuant to the Offer by us; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.

        This discussion is limited to holders who receive New Notes in exchange for Old Notes pursuant to the Offer or, with respect to the discussion under "--Consequences of the Offer--Non-Exchanging Holders," holders who do not exchange their Old Notes pursuant to the Offer. In addition, this discussion only addresses holders who hold their Notes and any Company common stock received upon conversion of New Notes as capital assets. This discussion does not address tax considerations that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

                o  banks, insurance companies, or other financial institutions;

                o  holders subject to the alternative minimum tax;

                o  tax-exempt organizations or tax-qualified retirement plans;

                o  dealers in securities or currencies;

                o traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

                o foreign persons or entities (except to the extent specifically set forth below);

                o persons that own, or are deemed to own, more than 5% of our Company (except to the extent specifically set forth below);

                o  U.S. expatriates;

                o U.S. holders (as defined below) whose functional currency is not the U.S. dollar; or

                o persons who hold the Notes as part of a hedge, straddle, conversion transaction or other risk reduction strategy, or as a part of an integrated investment.

        If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Notes or Company common stock, the tax treatment of each partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships that hold Notes or Company common stock and their partners should consult their tax advisors regarding their tax treatment.

        For purposes of this discussion, a "U.S. holder" means a beneficial owner of Notes or Company common stock that is:

                o  an individual citizen or resident of the United States;

                o a corporation or partnership, or other entity taxable as a corporation or partnership for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

                o an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

                o a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A non-U.S. holder is a beneficial owner of Notes or Company common stock that is not a U.S. holder.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE OFFER AND THE OWNERSHIP AND DISPOSITION OF NEW NOTES AND COMPANY COMMON STOCK, AS WELL AS THE APPLICATION OF THE FEDERAL ESTATE AND GIFT TAX LAWS, ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY APPLICABLE TAX TREATY.

CONSEQUENCES OF THE OFFER

    EXCHANGING HOLDERS

        In general, a "significant modification" of a debt instrument, whether effected pursuant to an amendment of the terms of a debt instrument or an actual exchange of a debt instrument for a new debt instrument, will be treated as an exchange of the existing debt instrument for a new debt instrument for U.S. federal income tax purposes. A modification will be considered "significant" if, based on all facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant.

        It is unclear whether the exchange of the Old Notes for New Notes will be treated as a "significant modification" of the terms of the Old Notes for U.S. federal income tax purposes. We believe that the differences between the terms of the Old Notes and New Notes should not be considered economically significant and, as a result, do not constitute a "significant modification" for U.S. federal income tax purposes. Thus, we will take the position that the exchange of the Old Notes for New Notes does not constitute an exchange of the Notes for U.S. federal income tax purposes, and will treat the New

Notes (with their modified terms) as a continuation of the Old Notes. By participating in the Offer, each holder will be deemed to have agreed pursuant to the indenture governing the New Notes to treat the exchange of the Old Notes for New Notes as not constituting a significant modification of the terms of the Old Notes. Assuming the exchange of the Old Notes for New Notes does not constitute a significant modification of the terms of the Old Notes, a holder will not recognize any gain or loss as a result of the exchange, but the receipt of the Exchange Fee will constitute ordinary income to the holder as described below. A holder's tax basis and holding period in the New Notes will be the same as the holder's tax basis and holding period in the Old Notes exchanged therefor.

        There can be no assurance that the IRS will agree that the exchange of the Old Notes for New Notes does not constitute a significant modification of the terms of the Old Notes. If the exchange constitutes a significant modification of the Old Notes, the tax consequences of the exchange will depend on whether the notes are considered "securities" for U.S. federal income tax purposes. Whether a debt instrument constitutes a security depends on a variety of factors, including the term of the instrument. As a general rule, a debt instrument with a term of five years or less will not be considered a security; however, it is unclear whether a debt instrument with a term of five years or less that is convertible into stock of the obligor would be considered a security.

        If the exchange of the Notes constitutes a significant modification of the Old Notes and both the Old Notes and the New Notes are considered securities, the exchange would be treated as a non-taxable recapitalization and a holder would not recognize any gain or loss as a result of the exchange. A holder generally would have the same tax basis and holding period in the New Notes as the holder had in the Old Notes exchanged therefor.

        If the exchange constitutes a significant modification of the Old Notes and either the Old Notes or the New Notes are not considered securities for U.S. federal income tax purposes, then the exchange would be a taxable transaction. In such case, holders of the Notes would recognize gain or loss, treating the issue price of the New Notes as the amount realized in the exchange. Any gain generally would be treated as interest income. Any loss would be treated as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss with respect to the Old Notes; the balance would be treated as capital loss. Each holder's holding period in the New Notes would begin the day after the exchange, and each holder's tax basis in the New Notes generally would equal the issue price of the New Notes (as described above).

        If the exchange of Old Notes for New Notes were treated as an exchange for tax purposes (i.e., as either a recapitalization or a taxable exchange), the tax treatment of the New Notes would depend on whether the Old Notes or New Notes were considered to be traded on an established securities market for purposes of the original issue discount provisions of the Code. If either the Old Notes or New Notes were considered to be traded on an established securities market, then the New Notes generally would be subject to the rules discussed below (but a holder's tax basis in a New Note would be determined in accordance with the rules discussed above), except that we would need to determine a new comparable yield and projected payment schedule for the New Notes. Alternatively, if both the Old Notes and New Notes were not considered to be traded on an established securities market, then the New Notes would be subject to a different set of rules applicable to contingent payment debt instruments that may have a material effect on the amount, timing and character of the income, gain or loss recognized by a holder with respect to a New Note.

    TAX TREATMENT OF THE EXCHANGE FEE

        Although the tax treatment of the Exchange Fee is not entirely clear under current law, absent further relevant IRS guidance, we intend to treat the payment of the Exchange Fee as additional ordinary income to holders participating in the Offer and to report such payments to the IRS and to holders in accordance with such treatment. In addition, we intend to withhold 30% of any Exchange Fee paid to a non-U.S. holder unless we receive an IRS Form W-8ECI certifying that such payment is effectively connected with such holder's conduct of a U.S. trade or business, or an IRS Form W-8BEN certifying that such payment is subject to a reduced rate of withholding under an applicable U.S. income tax treaty.

        If the exchange of the Old Notes for New Notes were treated as an exchange for U.S. federal income tax purposes, holders should consult their own advisors as to whether the Exchange Fee could be treated as additional consideration for the Old Notes and whether any amounts withheld may be eligible for a refund.

    NON-EXCHANGING HOLDERS

        Holders who do not exchange their Old Notes for New Notes in the Offer will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Offer. Non-exchanging holders will continue to have the same tax basis and holding period in their Old Notes as they had prior to the Offer.

CLASSIFICATION OF THE NEW NOTES

        Under the indentures governing the Old Notes and New Notes, we and each holder of the Notes agree to treat the Notes, for U.S. federal income tax purposes, as indebtedness subject to the U.S. Treasury regulations governing contingent payment debt instruments (the "Contingent Debt Regulations") in the manner described below and using the comparable yield set forth below. The remainder of this discussion assumes that the Notes will be so treated and does not address any other possible tax treatment of the Notes. The IRS has issued a revenue ruling with respect to instruments similar to the Notes which supports certain aspects of the treatment described below. However, the application of the Contingent Debt Regulations to instruments such as the Notes remains uncertain in several other respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any different tax treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. In particular, a holder might be required to accrue original issue discount at a lower rate, might recognize different amounts of income, gain or loss (or possibly no loss) upon conversion of the Notes to common stock and cash, and might recognize capital gain or loss upon a taxable disposition of the Notes. Holders should consult their tax advisors concerning the tax treatment of holding the Notes.

        Under the indenture governing the New Notes, we and each holder will agree to treat the exchange of the Old Notes for New Notes as not constituting a significant modification of the terms of the Old Notes for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment will be respected and the New Notes will be treated as a continuation of the Old Notes for U.S. federal income tax purposes.

U.S. HOLDERS-CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF NEW NOTES

        The following discussion summarizes certain U.S. federal income tax consequences to U.S. holders of the New Notes or our common stock. It is not a complete analysis of all the potential tax consequences or considerations and holders are urged to consult their tax advisors.

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


    ACCRUAL OF INTEREST

        Under the Contingent Debt Regulations, actual cash payments on the New Notes will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of the Contingent Debt Regulations will be to:

                o require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the New Notes;

                o require you to accrue and include in taxable income each year original issue discount at the comparable yield set forth below, which will be substantially in excess of the stated interest payments you actually receive; and

                o generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the New Notes.

        Subject to the adjustments described below under "--ADJUSTMENTS TO INTEREST ACCRUALS ON THE NOTES" that apply to holders that purchase New Notes for a price other than the adjusted issue price (as defined below), you will be required to accrue an amount of ordinary interest income as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the New Note that equals:

                o the product of (i) the adjusted issue price of the New Note as of the beginning of the accrual period and (ii) the comparable yield to maturity (determined as set forth below) of the New Note, adjusted for the length of the accrual period;

                o  divided by the number of days in the accrual period; and

                o multiplied by the number of days during the accrual period that you held the Notes.

        The adjusted issue price of a New Note is equal to the issue price of the Old Note (the first price at which a substantial amount of the Old Notes were sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for which it was exchanged, increased by any original issue discount previously accrued with respect to the Old Note and New Note, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the projected amounts of any payments previously made with respect to the Old Note and New Note. The comparable yield for the New Notes will be the same as the comparable yield we determined for the Old Notes-9.702%, per annum, compounded semi-annually. The comparable yield for the Old Notes was based on the rate at which we could have issued, on the issue date of the Old Notes, a fixed rate nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the Old Notes.

        We prepared a projected payment schedule for the Old Notes, solely for U.S. federal income tax purposes, that included the actual interest payments on the notes and estimates of the amount and timing of contingent interest payments and payment upon maturity on the notes taking into account the fair market value of the common stock that might be paid upon a conversion of the notes. Under the indentures governing the Old Notes and New Notes, holders agree to be bound by our determination of the comparable yield for the Old Notes and the projected payment schedule that we prepared for the Old Notes. For U.S. federal income tax purposes, you must continue to use the comparable yield and the schedule of projected payments in determining your original issue discount accruals, and the adjustments thereto described below, in respect of the New Notes. You may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in "Where You Can Find More Information."

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


        The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your original issue discount accruals and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amount of the payments on a Note.

    ADJUSTMENTS TO INTEREST ACCRUALS ON THE NOTES

        If the actual contingent payments made on the New Notes differ from the projected contingent payments, adjustments will be made to account for the difference. In addition to the interest accrual discussed above, if you receive actual payments with respect to New Notes for a taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, you will incur a "positive adjustment" and be required to include additional original issue discount in income equal to the amount of the excess of actual payments over projected payments. For these purposes, payments in a taxable year include the fair market value of property received in that year, including the fair market value of any Company common stock received upon a conversion of the New Notes. If you receive actual payments in a taxable year that in the aggregate are less than the amount of projected payments for the taxable year, you will incur a "negative adjustment" equal to the amount of such deficit. A negative adjustment will be treated as follows:

                o first, a negative adjustment will reduce the amount of original issue discount required to be accrued in the current year;

                o second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the Old Notes and New Notes, reduced to the extent such prior original issue discount was offset by prior negative adjustments on the Old Notes and New Notes; and

                o third, any excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.

        If you acquire a New Note at a discount or premium to the adjusted issue price of the New Note on the acquisition date, you must, upon acquiring the debt instrument, reasonably allocate the difference between your tax basis and the adjusted issue price to daily portions of interest or projected payments over the remaining term of the New Note. You should consult your tax advisor regarding these allocations.

        If your tax basis is greater than the adjusted issue price of your New Note on the acquisition date, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, your adjusted basis in your New Note is reduced by the amount treated as a negative adjustment.

        If your tax basis is less than the adjusted issue price of your New Note on the acquisition date, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, your adjusted basis in your New Note is increased by the amount treated as a positive adjustment.

    SALE, EXCHANGE, CONVERSION OR REDEMPTION OF THE NOTES

        Upon the sale, exchange, repurchase or redemption of a New Note, or upon the conversion of a New Note for cash or a combination of cash and common stock, you generally will recognize gain or loss equal to the difference between the amount realized and your adjusted tax basis in the New Note. As a holder of a New Note, you agree that under the Contingent Debt Regulations, the amount realized will include the fair market value of any common stock that you receive on the conversion as a contingent payment. Such gain on a New Note generally will be treated as interest income. Loss from the disposition of a New Note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the New Note and Old Note exchanged therefor. Any loss in excess of that amount will be treated as capital loss, which will be long-term if the New Note was held for more than one year. The deductibility of capital losses is subject to limitations.

        Special rules apply in determining the tax basis of a Note. Your adjusted tax basis in a New Note generally will be equal to your original purchase price of the Old Note, increased by original issue discount (determined without regard to any adjustments to interest accruals described above, other than any positive or negative adjustments to reflect discount (which increase basis) or premium (which decrease basis), respectively, to the adjusted issue price, if any), and reduced by the amount of any noncontingent payment and the projected amount of any contingent payments previously scheduled to be made on the New Note and Old Note exchanged therefor.

        Under this treatment, your tax basis in any Company common stock received upon conversion of a New Note will equal the then current fair market value of such common stock. Your holding period for our common stock will commence on the day after conversion.

    CONSTRUCTIVE DIVIDENDS

        Holders of convertible debt instruments such as the New Notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments generally will not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the New Notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions includible in your income in the manner described under "--DIVIDENDS" below even though you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

    DIVIDENDS

        If you receive our common stock upon conversion of your New Note, any distributions made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current and accumulated earnings and profits. With respect to noncorporate taxpayers for taxable years beginning before January 1, 2011, such dividends generally will be taxed at the lower applicable capital gains rate provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations.

    SALE, EXCHANGE OR REDEMPTION OF COMMON STOCK

        If you receive our common stock upon conversion of your New Note, then upon the sale, exchange or redemption of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale, exchange or redemption. Long-term capital gains recognized by certain noncorporate U.S. holders, including individuals, generally will be subject to a reduced rate of U.S. federal income tax. Your adjusted tax basis and holding period in common stock received upon conversion of a New Note are determined as discussed above under "--Sale, Exchange, Conversion or Redemption of the Notes or Common Stock." The deductibility of capital losses is subject to limitations.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

        We are required to furnish to the IRS and to record holders of the New Notes and Company common stock, other than corporations and other exempt holders, information with respect to interest on the Notes and dividends paid on the common stock.

        You may be subject to backup withholding with respect to interest paid on the New Notes, dividends paid on the common stock or with respect to proceeds received from a disposition of the New Notes or shares of common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you:

                o fail to furnish your taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

                o  furnish an incorrect TIN;

                o are notified by the IRS that you have failed to properly report payments of interest or dividends; or

                o fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

        Backup withholding is not an additional tax. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that you furnish the required information to the IRS in a timely manner.

NON-U.S. HOLDERS-CONSEQUENCES OF OWNERSHIP AND DISPOSITION OF NEW NOTES

        The following discussion summarizes certain U.S. federal income tax consequences to non-U.S. holders of the New Notes or our common stock. It is not a complete analysis of all the potential tax consequences or considerations and holders are urged to consult their tax advisors.

    PAYMENTS OF INTEREST; CONVERSION OF NOTES

        You will not be subject to the 30% U.S. federal withholding tax with respect to payments of interest on the New Notes (including amounts taken into income as interest under the accrual rules described above under "U.S. Holders--Consequences of Ownership and Disposition of New Notes--Accrual of Interest" and amounts attributable to any shares of our common stock received upon a conversion of the New Notes) provided that:

                o such interest is not effectively connected with your conduct of a trade or business in the United States;

                o you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Code Section 871(h)(3);

                o you are not a "controlled foreign corporation" with respect to which we are, directly or indirectly, a "related person";

                o in the case of contingent interest deemed received on a conversion of the Notes, our common stock continues to be actively traded within the meaning of Code Section 871(h)(4)(C)(v)(I) and we are not a "United States real property holding corporation";

                o you are not a bank whose receipt of interest (including original issue discount) on a Note is described in Code
                   Section 881(c)(3)(A); and

                o you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN or any such successor form), or you hold your Notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable U.S. Treasury regulations.

        Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. holders.

        The applicable rules for payments of contingent interest are unclear and payments of contingent interest (other than contingent interest deemed received on a conversion of notes) may be subject to the 30% withholding tax even if all of the above requirements are met. We have not determined whether payments of contingent interest will be subject to withholding. If we do withhold, you should consult your own tax advisers as to whether you can obtain a refund for any withholding taxes imposed on such payments on the grounds that such payments are exempt from such withholding taxes.

        If you cannot satisfy the requirements described above, you will be subject to the 30% U.S. federal withholding tax with respect to payments of interest on the New Notes, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the New Notes is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business.

        If you are engaged in a trade or business in the United States and interest on a New Note is effectively connected with your conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a U.S. person (as defined under the Code). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or such lower rate prescribed by an applicable U.S. income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest (including original issue discount) will be included in your earnings and profits.

    SALE, EXCHANGE, CONVERSION OR REDEMPTION OF THE NOTES OR COMMON STOCK

        Any gain realized by you on the sale, exchange, conversion or redemption of a New Note generally will be treated as contingent interest income subject to the rules described above for conversions under "--Payments of Interest; Conversion of Notes." If such gain which is treated as interest income does not qualify for the portfolio interest exemption discussed above under "--Payments of Interest; Conversion of Notes," you generally will have an obligation under United States federal income tax laws to file a United States federal income tax return and to pay taxes on such gain if such tax is not withheld by the payor of the sale, exchange or redemption proceeds.

        Any gain realized by you on the sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

                o the gain is effectively connected with your conduct of a U.S. trade or business;

                o you are an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain conditions are met; or

                o we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock.

        If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale, and if you are a corporation, then under certain circumstances, any such effectively connected gain also may be subject to the branch profits tax at a 30% rate (or such lower rate prescribed by an applicable U.S. income tax treaty). If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States. Such holders are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the common stock.

        We do not believe that we currently are, and we do not anticipate becoming, a U.S. real property holding corporation. Even if we were, or were to become, a U.S. real property holding corporation, no adverse tax consequences would apply to you if you hold, directly and indirectly, at all times during the applicable period, five percent or less of our common stock, provided that our common stock was regularly traded on an established securities market.

    DIVIDENDS

        In general, any dividends received by you with respect to our common stock (and any deemed distributions resulting from adjustments, or failures to make adjustments, to the conversion price of the New Notes, see "U.S. Holders--Consequences of Ownership and Disposition of New Notes-- Constructive Dividends" above) will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable U.S. income tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States generally are subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certification requirements). Under various circumstances, any such effectively connected dividends received by a non-U.S. holder that is a corporation also may be subject to the branch profits tax at a 30% rate or such lower rate prescribed by an applicable U.S. income tax treaty.

        In order to claim the benefit of a U.S. income tax treaty or to claim exemption from withholding because dividends paid to you on our common stock are effectively connected with your conduct of a trade or business in the United States, you must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

        If you are a non-U.S. holder, you generally will not be subject to backup withholding and information reporting with respect to payments that we make to you (including interest, dividends and proceeds received from a disposition of the New Notes pursuant to a conversion, redemption or repurchase) or with respect to the proceeds of the sale of a New Note or a share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above under "--Payments of Interest; Conversion of Notes" and does not have actual knowledge or reason to know that you are a U.S. person (as defined under the Code) or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

        You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that you furnish the required information to the IRS in a timely manner.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's public reference room at Room 580, 100 F. Street, N.E., Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's website at "http://www.sec.gov." In addition, we make our reports on Form 10-K, 10-Q and 8-K available through our internet website free of charge after we file them with the SEC. Our internet website address is www.integra-ls.com. The information incorporated by reference is deemed part of this Offer to Exchange, except for any information superseded by information contained directly in this Offer to Exchange.

        In addition, because our common stock is quoted on the Nasdaq Global Select Market, you may read review our SEC filings at the following address:
NASDAQ Operations, 1735K Street, N.W. Washington, D.C. 20006.

        The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Offer to Exchange. All information appearing in this Offer to Exchange is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference, except to the extent set forth in the immediately preceding sentence. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange. We incorporate by reference the documents listed below:

                o Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 15, 2006;

                o Current Reports on Form 8-K filed on January 9, 2006, January 17, 2006, March 8, 2006 (as amended on May 12, 2006), March 10, 2006, April 13, 2006, April 25, 2006, May 17, 2006, July
                   7, 2006 and July 14, 2006; and

                o Quarterly Report on Form 10-Q for the quarter ended March 31, filed with the SEC on May 10, 2006 and Amendment No. 1 thereto that was filed with the SEC on July 6, 2006.

        You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

                    Integra LifeSciences Holdings Corporation
                          Investor Relations Department
                              311 Enterprise Drive
                          Plainsboro, New Jersey 08536
                            Telephone: (609) 936-2491

        To obtain additional copies of the Offer to Exchange, please contact the Information Agent. Any questions about the Offer or procedures for accepting the Offer may be directed to the Information Agent.

                     The Information Agent for the Offer is:

                                 Georgeson Inc.
                     Banks and Brokers Call: (212) 440-9800
                    All Others Call Toll Free: (866) 482-4943



                      The Exchange Agent for the Offer is:

                     Wells Fargo Bank, National Association

                         Call Toll Free: (800) 344-5128

    BY REGISTERED AND          BY OVERNIGHT COURIER
      CERTIFIED MAIL             OR REGULAR MAIL:           BY HAND DELIVERY
  Wells Fargo Bank, N.A.      Wells Fargo Bank, N.A.     Wells Fargo Bank, N.A.
Corporate Trust Operations  Corporate Trust Operations  Corporate Trust Services
      MAC N9303-121                MAC N9303-121          608 2nd Avenue South
      P.O. Box 1517           6th & Marquette Avenue   Northstar East Building -
                                                               12th Floor
  Minneapolis, MN 55480        Minneapolis, MN 55479     Minneapolis, MN 55402

                                       or

                           BY FACSIMILE TRANSMISSION:
                                 (612) 667-6282


        If you have questions about the Company you may contact the Company at the address or telephone number set forth below:

                    Integra LifeSciences Holdings Corporation
                              311 Enterprise Drive
                          Plainsboro, New Jersey, 08536
                    Attention: Investor Relations Department
                                 (609) 936-2491


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